Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

STRYKER CORPORATION,

ACCIPITER CORP.

and

INVUITY, INC.,

Dated as of September 10, 2018

i

3.14.	Intellectual Property	31

3.15.	Real and Personal Property	37

3.16.	Environmental	38

3.17.	Customers and Suppliers	39

3.18.	Product Warranty	39

3.19.	Foreign Corrupt Practices Act; Anti-Corruption	39

3.20.	Customs and International Trade Laws	40

3.21.	FDA and Related Matters	41

3.22.	Healthcare Regulatory Compliance	43

3.23.	Insurance	46

3.24.	Takeover Statutes	46

3.25.	Brokers	46

3.26.	Opinion of Financial Advisors	46

3.27.	Information in the Offer Documents and the Schedule 14D-9	47

Section 4 - REPRESENTATIONS AND WARRANTIES OF PARENT		47

4.1.	Organization; Qualification	47

4.2.	Authority Relative to Agreement	48

4.3.	No Conflict; Required Filings and Consents	48

4.4.	Information in the Offer Documents and the Schedule 14D-9	49

4.5.	Litigation	49

4.6.	Brokers	49

4.7.	Sufficient Funds	49

4.8.	Merger Sub	50

4.9.	No Interested Stockholder	50

4.10.	No Other Representations or Warranties	50

Section 5 - COVENANTS AND OTHER AGREEMENTS		50

5.1.	Conduct of Business by the Company Pending the Merger	50

5.2.	No Solicitation	54

5.3.	Merger Sub	58

5.4.	Rule 16b-3 Matters	58

5.5.	Rule 14d-10(d)(1)	58

5.6.	Repayment and Termination of Existing Credit Agreements	59

5.7.	Director Resignations	59

5.8.	Employee Matters	59

Section 6 - ADDITIONAL AGREEMENTS		61

6.1.	Nasdaq; Post-Closing SEC Reports	61

6.2.	Access to Information	61

6.3.	Public Disclosure	62

6.4.	Regulatory Filings; Reasonable Efforts	63

6.5.	Notification of Certain Matters; Litigation	65

6.6.	Indemnification	66

6.7.	401(k)	67

6.8.	State Takeover Laws	67

6.9.	FIRPTA Certificate	67

Section 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO CONSUMMATE THE MERGER		67

7.1.	Conditions to Obligations of Each Party to Effect the Merger	67

7.2.	Frustration of Closing Conditions	68

Section 8 - TERMINATION, AMENDMENT AND WAIVER		68

8.1.	Termination	68

8.2.	Effect of Termination	69

8.3.	Fees and Expenses	70

8.4.	Amendment	70

8.5.	Waiver	70

Section 9 - MISCELLANEOUS		70

9.1.	No Survival	70

9.2.	Notices	70

9.3.	Entire Agreement	72

9.4.	Governing Law	72

9.5.	Binding Effect; No Assignment; No Third-Party Beneficiaries	72

9.6.	Counterparts and Signature	72

9.7.	Severability	72

9.8.	Submission to Jurisdiction; Waiver	73

9.9.	Rules of Construction	73

9.10.	No Waiver; Remedies Cumulative	74

9.11.	Waiver of Jury Trial	74

Annexes

Annex I	Definitions
Annex II	Conditions to the Offer
Annex III	Form of Tender Agreement
Annex IV	Form of Certificate of Incorporation of the Surviving Corporation

Index of Defined Terms

Each defined term in this Agreement has the corresponding meaning, as applicable, set forth in Annex I or in the section of this Agreement set forth below:

Section

Acceptance Time	5.2(b)
Acquisition Proposal	5.2(a)
Affiliate	Annex I
Agreement	Preamble
AKS	3.22(h)
Alternative Acquisition Agreement	5.2(c)
Anti-Corruption Laws	3.20(a)
Antitrust Laws	3.4(b)
Assignee	9.5(a)
BDO	3.12(l)
Benefit Plan	3.10(a)
Book-Entry Share	2.1(c)
business day	Annex I
Bylaws	3.1
Capitalization Date	3.2
Certificate	2.1(c)
Certificate of Merger	1.4
Certificate of Incorporation	3.1
Closing	1.5
Closing Date	1.5
COBRA	3.10(g)
Code	2.7
Company	Preamble
Company Acquisition Proposal	Annex I
Company Adverse Recommendation Change	Annex I
Company Board of Directors	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Annex I
Company Intellectual Property	Annex I
Company Intervening Event	Annex I
Company Leased Real Property	3.16(b)
Company Licensed IP	Annex I
Company Material Adverse Effect	Annex I
Company Material Contract	3.13(a)
Company Options	2.4(a)
Company Option Grant Date	3.2(b)
Company Owned IP	Annex I
Company Owned Real Property	3.16(a)
Company Permits	3.9(a)(i)
Company Preferred Stock	3.2(a)

v

Index of Defined Terms

Section

Company Real Property	3.16(b)
Company Recommendation	Annex I
Company Registered IP
Company RSUs	2.4(b)
Company SEC Documents	3.5(a)
Company Stock Plans	2.4(a)
Company Stock Plan Awards	2.4(c)
Confidentiality Agreement	1.2(c)
Consent	3.4(b)
Contract	Annex I
Control	Annex I
Controlled Group Liability	3.10(a)
Copyrights	Annex I
Current D&O Insurance	6.6(b)
Customs & International Trade Authorizations	Annex I
Customs & International Trade Laws	Annex I
Delisting Period	6.1
DGCL	Recitals
Dissenting Shares	2.3(a)
EDGAR	3
Effective Time	1.4
Environmental Laws	Annex I
ERISA	3.10(a)
ERISA Affiliate	3.10(a)
Exchange Act	1.1(a)
Exchange Fund	2.2(a)
Existing Credit Agreements	Annex I
Expiration Date	1.1(c)
FCPA	Annex I
FDA Laws	Annex I
FDCA	Annex I
Federal Health Care Program	3.23(b)
Federal Health Care Program Laws	3.23(c)
Federal Privacy and Security Regulations	3.23(e)
GAAP	3.5(a)
Governmental Authority	Annex I
Hazardous Materials	Annex I
HIPAA	3.23(c)
HSR Act	Annex I
Indebtedness	Annex I
Indemnified Party	6.6(a)
Indemnified Parties	6.6(a)
Intellectual Property	Annex I
Intervening Event	5.2(e)
Knowledge of the Company	Annex I

Index of Defined Terms

Section

Labor Agreement	3.11(a)(ii)
Law	Annex I
Lease	3.16(b)
Lien	Annex I
Lookback Date	3.5(a)
Maximum Premium	6.6(b)
Moelis	3.26
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	Preamble
Merger Sub Common Stock	2.1
Multiemployer Pension Plans	3.10(a)
Notice Period	5.2(d)
NYSE	1.1
Offer	Recitals
Offer Condition	1.1(a)
Offer Documents	1.1(b)
Offer Price	Recitals
Offer to Purchase	1.1(a)
on a fully diluted basis	Annex I
Order	Annex I
Outside Date	8.1(b)(ii)
Parent	Preamble
Parent Material Adverse Effect	4.1
Parent Organizational Documents	Annex I
Patents	Annex I
Payoff Letter	5.6
Paying Agent	2.2(a)
Pension Plans	3.10(a)
Permitted Lien	Annex I
Person	Annex I
Post-Closing SEC Reports	6.1
Pre-Closing Period	5.1
Principal Stockholders	Recitals
Proceedings	Annex I
Registrations	Annex I
Regulatory Authority	Annex I
Reporting Tail Endorsement	6.6(b)
Representative	Annex I
Restraints	8.1(b)(i)
Sanctioned Country	Annex I
Sanctioned Person	Annex I
Sanctions	Annex I
Sarbanes-Oxley Act	3.5(a)
Schedule 14D-9	1.2(b)

Index of Defined Terms

Section

Schedule TO	1.1(b)
SEC	1.1(a)
Securities Act	3.5(a)
Shares	Recitals
Software	Annex I
SSA	3.23(b)
Stockholder List Date	1.2(c)
Subsidiary	Annex I
Superior Proposal	5.2(b)
Surviving Corporation	1.3(a)
Tax	Annex I
Tax Returns	Annex I
Tender Agreements	Recitals
Termination Fee	8.2(b)
Trade Secrets	Annex I
Trademarks	Annex I
Union	3.11(a)
WARN Act	3.11(a)
Warrants	2.5

AGREEMENT AND PLAN OF MERGER

PREAMBLE

THIS Agreement and Plan of Merger (this “Agreement”), dated as of September 10, 2018, is by and among Stryker Corporation, a Michigan corporation (“Parent”), Accipiter Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Invuity, Inc. (the “Company”), a Delaware corporation.

RECITALS

WHEREAS, (a) Parent has agreed to cause Merger Sub to commence a tender offer (such offer, as amended from time to time as permitted by this Agreement, the “Offer”) to purchase all of the shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) that are outstanding, at a price of $7.40 per Share, paid to the seller in cash, without interest thereon (such price or any higher price per Share that may be paid in accordance with the Offer, the “Offer Price”) and (b) as soon as practicable after the acquisition of Shares in accordance with the Offer and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), at the Effective Time Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the “Merger”), and each Share, other than Shares cancelled in accordance with Section 2.1(b) and Dissenting Shares, that is not tendered and accepted in accordance with the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of each of Merger Sub and the Company has approved this Agreement and the transactions contemplated hereby, including the Merger following the Offer, in accordance with the DGCL and on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has determined that the consideration to be paid for each Share in the Offer is fair to the holders of such Shares, and that the Merger and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Company’s stockholders, and has resolved to recommend that the holders of the Shares accept the Offer on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, as the sole stockholder of Merger Sub, will approve this Agreement immediately following its execution;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, certain holders of the Shares (the “Principal Stockholders”) have entered into tender agreements, dated as of the date of this Agreement, in substantially the form set forth in Annex III, in accordance with which, among other things, each of the Principal Stockholders has agreed to tender his, her or its Shares to Merger Sub in the Offer (the “Tender Agreements”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Offer, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1 - THE OFFER AND THE MERGER

1.1.                            The Offer.

(a)                                 Provided that this Agreement has not been validly terminated in accordance with Section 8 of this Agreement, Merger Sub will, and Parent will cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)), the Offer no later than the tenth (10th) business day following the date of this Agreement.  The obligations of Merger Sub to accept for payment and to pay for any Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with this Section 1.1(a)) will be subject only to the conditions set forth in Annex II (each such condition, an “Offer Condition”).  Subject to the prior satisfaction or waiver by Parent and Merger Sub of the Offer Conditions, Merger Sub will consummate the Offer in accordance with the terms of such Offer, and accept for payment and pay for all Shares tendered and not withdrawn promptly following the acceptance of Shares for payment in accordance with the Offer.  The Offer will be made by an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement and the Offer Conditions. Parent and Merger Sub shall cause the Acceptance Time to be 12:01 AM ET on the business day that immediately follows the Expiration Date.  Parent and Merger Sub reserve the right to waive any of such conditions, to increase the Offer Price and to make any other changes in the Offer.  Merger Sub will not, and Parent will cause Merger Sub not to, decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought in the Offer, amend, modify or waive the Minimum Condition, impose additional conditions to, or amend, modify or waive the conditions in a manner adverse to any holder of Shares, or provide for a “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act,  except as set forth below, in each case, without the prior written consent of the Company.  Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8:

(i)                                     Merger Sub shall extend the Offer (A) for any extension period required by any rule, regulation or interpretation of the U.S. Securities and Exchange Commission (the “SEC”), its staff or the New York Stock Exchange (the “NYSE”), the Nasdaq Stock Market or their respective staffs, (B) for one or more extension periods of up to ten (10) business days per extension period (or a longer extension period approved by the Company), if, as of the applicable Expiration Date, either (I) any waiting period (and any extensions thereof) or any approvals or clearances applicable to the Offer or the consummation of the Merger in accordance with the HSR Act have not expired, been terminated or been obtained, as applicable or (II) any of the Offer Conditions set forth in Section 1 or Section 2 of Annex II hereof is not satisfied; and (C) for up to two (2) successive extension periods of ten (10) business days per extension period, if, at the applicable Expiration Date, (I) there has not been a Company Adverse

Recommendation Change, (II) each Offer Condition other than the Minimum Condition is capable of being satisfied, and (III) the Minimum Condition is not satisfied; and

(ii)                                  Merger Sub, without the consent of the Company, may extend the Offer if, as of any Expiration Date, any Offer Condition is not satisfied and has not been irrevocably waived by Parent and Merger Sub in writing, for additional periods of up to ten (10) business days per extension period (or a longer extension period as may be approved in advance by the Company), to permit all of the Offer Conditions to be satisfied;

provided, however, that in no event will Merger Sub be required to extend the Offer beyond the valid termination of this Agreement in compliance with Section 8.  Merger Sub will not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 8. In addition, in the event this Agreement is terminated in accordance with the terms of Section 8, Merger Sub will at such time irrevocably and unconditionally terminate the Offer.

(b)                                 On the date of commencement of the Offer, Parent and Merger Sub will file with the SEC, in accordance with Regulation M-A promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”).  The Schedule TO will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement and all information required by applicable Law (collectively, together with any amendments and supplements thereto, the “Offer Documents”).  Subject to Section 5.2, the Company hereby consents to the inclusion in the Offer Documents of the recommendation and the approval of the Company Board of Directors referenced in Section 3.3(b).  Subject to the Company’s compliance in all material respects with Section 1.2(c), Parent and Merger Sub will take all actions necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by Law.  Parent, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information will have become false or misleading in any material respect or as otherwise required by Law.  Parent and Merger Sub will take all actions necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by Law.  The Company will be given a reasonable opportunity to review and comment on the Schedule TO and any amendment thereto before it is filed with the SEC, and Parent and Merger Sub will consider any such comments in good faith.  In addition, Parent and Merger Sub will provide the Company with any comments, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time prior to the expiration or termination of the Offer, from the SEC or its staff with respect to the Offer Documents, promptly after receipt of such comments, and any written or oral responses thereto, and the Company will have the right to consult with Parent, Merger Sub and their counsel prior to responding to any such comments, either in written or oral form.

(c)                                  Subject to the terms and conditions of this Agreement, unless extended in accordance with the terms of this Agreement, the Offer shall expire at 12:00 midnight Eastern Time on the twentieth (20th) business day (calculated in accordance with Rule 14d-1(g)(3) and 14d-2 under the Exchange Act) following the commencement of the Offer (the “Initial

Expiration Date”) or, if the Offer has been extended in accordance with this Agreement, at the time and date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Offer has been extended in accordance with this Agreement, the “Expiration Date”).

(d)                                 Parent will provide, or cause to be provided, to Merger Sub promptly following the Acceptance Time, all funds necessary to pay the aggregate Offer Price with respect to Shares that have been validly tendered and not withdrawn in accordance with the Offer and that Merger Sub is obligated to accept for payment in accordance with the Offer and permitted to accept for payment in accordance with Law.

1.2.                            Company Actions.

(a)                                 Subject to Section 5.2, the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated hereby.

(b)                                 On the date the Offer is commenced, the Company will, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which will, subject to Section 5.2, contain the recommendation of the Company Board of Directors referenced in Section 3.3(b), all information required by Law, and the notice and other information required by Section 262(d)(2) of the DGCL such that the Schedule 14D-9 will constitute a valid notice of appraisal rights under Section 262(d)(2) of the DGCL).  Subject to Parent and Merger Sub’s compliance in all material respect with the terms of Section 1.1(b), the Company further agrees to take all actions necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by Law.  The Company will adopt the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL; provided, however, that such record date will not be more than ten (10) calendar days prior to the date that the Schedule 14D-9 is first mailed.  The Company will forward to Parent, solely for informational purposes, a correct and complete copy of the written version of the opinion from the Company’s financial advisors referenced in Section 3.26 promptly following the execution of this Agreement and in no event later than two (2) business days after the date of this Agreement.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, will promptly correct and supplement any information provided by it for use in the Schedule 14D-9 if and to the extent that such information will have become false or misleading in any material respect or as otherwise required by Law.  The Company agrees to take all actions necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by Law; provided, however, that any such filing of the corrected Schedule 14D-9 will not, without the prior written consent of Parent, waive, extend or restart the notice period for purposes of Section 262(d)(2) of the DGCL.  Parent and Merger Sub will be given the opportunity to review and comment on the Schedule 14D-9 and any amendment thereto before filing with the SEC, and the Company will consider any such comments in good faith.  In addition, the Company agrees to provide Parent and Merger Sub any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and to consult with

Parent, Merger Sub and their counsel prior to responding to any such comments, either in written or oral form.

(c)                                  The Company will promptly furnish, or cause to be furnished, to Parent or Merger Sub mailing labels, security position listings and all available listings and computer files containing the names and addresses of the record holders of the Shares as of a recent date (such date, the “Stockholder List Date”), and of those Persons becoming record holders subsequent to such date, and will promptly furnish Parent or Merger Sub with such information and assistance (including lists of holders of the Shares, updated periodically, and their addresses, mailing labels and lists of security positions) as Parent or Merger Sub or its agents may reasonably request.  Subject to Law, such information will be held confidential by Parent and Merger Sub in accordance with the Confidentiality Agreement, dated July 31, 2018, by and between Parent and the Company (as amended, the “Confidentiality Agreement”).  Parent and Merger Sub shall, and shall cause their agents to, use such information only in connection with the making of the Offer pursuant to the terms of this Agreement. If this Agreement shall be terminated, Parent shall, upon request, deliver, and shall cause its agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control.  For the avoidance of doubt, the parties agree that the Confidentiality Agreement does not restrict any action taken to prepare, file or disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated hereby, in each case, in the manner contemplated by this Agreement.

1.3.                            The Merger.

(a)                                 On the terms and subject to the conditions of this Agreement, at the Effective Time, the Company and Merger Sub will consummate the Merger in accordance with the DGCL, such that, at the Effective Time, (i) Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will thereupon cease, (ii) the Company will be the successor or surviving corporation in the Merger and will continue to be governed by the Laws of the State of Delaware, (iii) the corporate existence of the Company with all its rights, privileges, powers and franchises will continue and (iv) the Company will succeed to and assume all the rights and obligations of Merger Sub.  The corporation surviving the Merger is sometimes referred to as the “Surviving Corporation.”  The Merger will have the effects set forth in the DGCL and will be governed by Section 251(h) of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will be the debts, liabilities and duties of the Surviving Corporation.

(b)                                 At the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger, be amended and restated in its entirety to be in the form set forth in Annex IV and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Law.

(c)                                  At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company will be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the

Effective Time (except that such bylaws will be amended to reflect that the name of the Surviving Corporation will be Invuity, Inc.), and, as so amended, will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.4.                            Effective Time.  Parent, Merger Sub and the Company will cause a certificate of merger complying with Section 251 of the DGCL (the “Certificate of Merger”), to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL.  The Merger will become effective on the time and date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time and date as is specified in the Certificate of Merger, such time referred to as the “Effective Time”.

1.5.                            The Closing.  On the terms and subject to the conditions of this Agreement and in accordance with the DGCL (including Section 251(h) of the DGCL), the closing of the Merger (the “Closing”) will occur at 9:00 a.m. (Eastern time) on the same date as the date on which the Acceptance Time occurs unless otherwise agreed by the parties hereto, except that if of all of the conditions set forth in Section 7 capable of satisfaction prior to the Closing have not at such time been satisfied or waived, then the Closing will occur no later than the first business day on which all such conditions are satisfied or waived (the “Closing Date”), at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, unless another date or place is agreed to in writing by the parties hereto.

1.6.                            Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected, designated or qualified, or until their earlier death, disqualification, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

1.7.                            Subsequent Actions.  The parties hereto will take all necessary action to cause the Merger to become effective as soon as practicable following the Expiration Date without a meeting of the stockholders of the Company, as provided in Section 251(h) of the DGCL.  If at any time after the Effective Time the Surviving Corporation determines, in its sole discretion, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right and title to, or interest in, any of the rights, properties or assets of either the Company or Merger Sub held or to be held by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm all right and title to, or interest in, such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 2 - CONVERSION OF SECURITIES

2.1.                            Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of common stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”):

(a)                                 Sub Common Stock.  Each issued and outstanding share of Merger Sub Common Stock will be converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)                                 Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares that are owned by the Company as treasury stock and any Shares owned by Parent or Merger Sub will automatically be cancelled and retired and will cease to exist, and no consideration will be payable in exchange therefor.

(c)                                  Conversion of Shares.  Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”).  From and after the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2.

2.2.                            Exchange of Certificates.

(a)                                 Paying Agent.  Parent will designate Computershare Trust Company, N.A.  or another bank or trust company that is reasonably acceptable to the Company to act as agent for the holders of the Shares in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of the Shares will become entitled in accordance with Section 2.1(c).  Parent will cause the Surviving Corporation to provide to the Paying Agent, immediately after the Effective Time, cash necessary to pay for all Shares converted in the Merger into the right to receive the Merger Consideration (the “Exchange Fund”).  If the Exchange Fund is inadequate to pay the amounts to which holders of the Shares are entitled in accordance with Section 2.1(c), Parent will promptly deposit, or cause the Surviving Corporation promptly to deposit, additional cash with the Paying Agent sufficient to make all payments of Merger Consideration, and Parent and the Surviving Corporation will in any event be liable for payment thereof.  The Paying Agent may invest the cash in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments will be paid to Parent.

(b)                                 Exchange Procedures.  Promptly after the Effective Time, the Paying Agent will mail to each holder of record of a Certificate or a Book-Entry Share, which immediately prior to the Effective Time represented outstanding Shares, whose shares were converted in accordance with Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificate or Book-Entry Shares will pass, only upon delivery of the Certificates or Book-

Entry Shares to the Paying Agent and will be in such form and have such other customary provisions as Parent and the Company may reasonably agree) and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed and such other documents as may be reasonably requested by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration (such payments to be net of applicable Taxes withheld in accordance with Section 2.7) for each Share formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered will forthwith be cancelled.  Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon, and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(c)                                  Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing ownership of Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except as otherwise provided for herein or by Law.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, then they will be cancelled and exchanged as provided in this Section 2.

(d)                                 Termination of Exchange Fund; No Liability.  At any time following twelve (12) months after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon.  Nonetheless, none of Parent, the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.  If Certificates or Book-Entry Shares are not surrendered prior to two (2) years after the Effective Time, unclaimed Merger Consideration payable with respect to such Shares will, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)                                  Lost Certificates.  If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

2.3.                            Dissenting Shares.

(a)                                 Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand, and has properly demanded, appraisal of such Shares pursuant to, and who has complied with the terms of, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal.  From and after the Effective Time, a stockholder who has properly exercised such appraisal rights will not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Shares, except those provided in accordance with Section 262 of the DGCL.  A holder of Dissenting Shares will be entitled to receive payment of the appraised value of such Shares held by him, her or it in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, in which case such Shares will be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or Book-Entry Shares, in accordance with Section 2.2.

(b)                                 The Company will give Parent (i) prompt written notice of any written demands for appraisal (including copies of such demands), attempted withdrawals of such demands and any other communications received by the Company relating to rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal.  Except with the prior written consent of Parent, the Company will not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

2.4.                            Company Incentive Plans.

(a)                                 At least twenty-four (24) hours prior to the Effective Time, each stock option (the “Company Options”) granted in accordance with either of the Company’s 2005 Stock Incentive Plan or 2015 Equity Incentive Plan (the “Company Stock Plans”) and that is outstanding at such time will vest with respect to time-based vesting in full and with respect to performance-based vesting assuming performance metrics are achieved at target, to the extent not already vested.  At the Effective Time, each then-outstanding Company Option will be canceled and will immediately cease to be outstanding, without any payment with respect to such Company Option or cancellation thereof except as provided in the following sentence.  In full satisfaction of the cancellation of any Company Option described in the immediately preceding sentence that had a per-share exercise price less than the Offer Price, Parent will cause the Surviving Corporation to, following the Effective Time, pay from its payroll account, in accordance with the general payroll practices of the Surviving Corporation, to the holder of such Company Option, an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Offer Price over the per-share exercise price of such Company Option, multiplied by (ii) the number of Shares subject thereto (such payments, if any, to be net of applicable Taxes withheld in accordance with Section 2.7 and without interest).  For the avoidance of doubt, no consideration will be paid with respect to any Company Option that has a per-share exercise price that is greater than, or equal to, the Offer Price.  As of the Effective Time, no Person will retain any rights with respect to any previously outstanding Company Options other than the rights of a holder to receive any payment contemplated by this Section 2.4(a).

(b)                                 At the Acceptance Time, each restricted stock unit granted by the Company in accordance with a Company Stock Plan (the “Company RSUs”) that is unvested and outstanding immediately prior to the Acceptance Time will vest in full to the extent not already vested.  At the Effective Time, each then-outstanding Company RSU will be canceled and will immediately cease to be outstanding, without any payment with respect to such Company RSU or cancellation thereof except as provided in the following sentence.  In full satisfaction of the cancellation of any Company RSU described in the immediately preceding sentence, Parent will cause the Surviving Corporation to, following the Effective Time, pay from its payroll account, in accordance with the general payroll practices of the Surviving Corporation, to the holder of such Company RSU, an amount in cash in respect thereof equal to the Merger Consideration  (such payments, if any, to be net of applicable Taxes withheld in accordance with Section 2.7 and without interest).  As of the Effective Time, no Person will retain any rights with respect to any previously outstanding Company RSUs other than the rights of a holder to receive any payment contemplated by this Section 2.4(b).

(c)                                  As of the Effective Time, the Company Stock Plans will terminate and all rights under any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock of the Company or any Company Subsidiary will be cancelled.  The Company will take, or cause to be taken, all actions reasonably necessary to effectuate this Section 2.4, including sending the requisite notices, obtaining any necessary resolutions of the Company Board of Directors or a committee thereof, and obtaining all consents necessary to cash out and cancel, as described in Sections 2.4(a) through 2.4(b) all Company Options, Company RSUs and any other awards under the Company Stock Plans (the “Company Stock Plan Awards”) so as to ensure that, after the Effective Time, no Person will have any rights under the Company Stock Plans other than the right to receive the payments, if any, contemplated by Section 2.4(a) or 2.4(b).

2.5.                            Treatment of Warrants.  At the Effective Time, each warrant to purchase Shares (each, a “Warrant”) that remains unexercised and outstanding prior to the Closing, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and in full consideration of such cancellation, will be converted into and thereafter evidence the right to receive, without interest, an amount in cash equal to the product of (a) the aggregate number of Shares underlying such Warrant, multiplied by (b) the excess, if any, of the Offer Price over the per Share exercise price under such Warrant.  Section 2.5 of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, (i) each Warrant, (ii) the number of Shares issuable thereunder, (iii) the expiration date, (iv) the exercise price or strike price (if any) relating thereto, (v) the grant date and (vi) the applicable vesting schedule, the amount vested and outstanding and the amount unvested and outstanding.  For the avoidance of doubt, if the per share exercise price under any Warrant is equal to or greater than the Offer Price, such Warrant will be cancelled as of the Effective Time without payment therefor and will have no further force or effect.

2.6.                            Section 16.  The Company Board of Directors will, to the extent necessary, take appropriate action, prior to or as of the Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act the disposition and cancellation of Shares (and related derivative securities) resulting from the transactions contemplated hereby.

2.7.                            Withholding.  Each of Parent, Merger Sub and the Surviving Corporation will be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable in accordance with this Agreement or any ancillary agreement to any holder or former holder of Shares, or Company Stock Plan Awards, in each case, directly or through an authorized payroll agent, such amounts as are required to be deducted or withheld therefrom in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable federal, state, local or non-U.S. Tax Law.  To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement and any other agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  Any amount so withheld will timely be remitted to the appropriate Governmental Authority.  Without limiting the foregoing and for the avoidance of doubt, the Company will satisfy, or cause to be satisfied, timely and in full, all tax withholdings required with respect to the vesting or payment events with respect to any Company Stock Plan Award for which the required tax remittance is due prior to the Effective Time.

2.8.                            Transfer Taxes.  If any payment in accordance with the Offer or the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition of payment that (a) the Certificate or Book-Entry Shares surrendered will be properly endorsed or will be otherwise in proper form for transfer and (b) the Person requesting such payment will have paid all transfer and other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or will have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.  Each of Parent, Merger Sub and the Surviving Corporation will not have any liability for the transfer Taxes and other similar Taxes described in this Section 2.8 under any circumstances.

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as disclosed in the particular section or subsection of the Company Disclosure Letter referenced therein (it being understood and agreed that any information set forth in one section or subsection of the Company Disclosure Letter also will apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of the disclosure) or (b) other than with respect to Sections 3.1, 3.2, 3.3, 3.4 and 3.5, as disclosed in the Company SEC Documents filed with, or furnished to, the SEC by the Company at least three (3) business days prior to the date of this Agreement (but, in each case, excluding any disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” legend or any similar non-specific, predictive, precautionary or forward-looking statements) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1.                            Organization; Qualification.  The Company and each Company Subsidiary is a legal entity duly organized and validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently owned, leased and operated.  The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), each as amended as of the date of this Agreement, have been made available to Parent and are in full force and effect, and the Company is not in violation of any of the provisions thereof.  The organizational or governing documents of each of the Company’s Subsidiaries are in full force and effect, and none of the Company’s Subsidiaries is in violation of any of the respective provisions thereof.

3.2.                            Capitalization; Subsidiaries.

(a)                                 As of the close of business on September 7, 2018 (the “Capitalization Date”), the authorized capital stock of the Company consisted of (i) 100,000,000 Shares, 24,073,678 of which were issued and outstanding and none of which were held by the Company as treasury stock and (ii) 10,000,000 shares of preferred stock of the Company, par value $0.001 per share (“Company Preferred Stock”), no shares of which were issued and outstanding.  There are no other classes of capital stock of the Company and no bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into or exercisable for Securities having the right to vote) on any matters on which holders of capital stock of the Company may vote authorized, issued or outstanding.  As of the close of business on the Capitalization Date, there were (A) outstanding Company Options to purchase 2,572,016 Shares, (B) 917,512 outstanding Company RSUs, (C) 1,705,906 Shares reserved for future issuance under the Company Stock Plans and (D) outstanding Warrants to purchase 235,415 Shares.  Since the close of business on the Capitalization Date and except as disclosed on Section 3.2(a) of the Company Disclosure Letter, as of the date of this Agreement there has been no issuance or grant of any Shares, Company Preferred Stock or any other securities of the Company, other than any de minimis issuances of Shares or other securities in accordance with the exercise, vesting or settlement, as applicable, of any Company Stock Plan Awards outstanding as of the close of business on the Capitalization Date in accordance with the Company Stock Plan Awards and disclosed on Section 3.2(a) of the Company Disclosure Letter.

(b)                                 All of the issued and outstanding Shares have been, and all of the Shares that may be issued in accordance with any of the Company Stock Plan Awards, the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, non-assessable and free of preemptive rights.  The Company has made available to Parent or its counsel correct and complete copies of each Company Stock Plan and the forms of stock option and restricted stock unit agreements evidencing the Company Stock Plan Awards, and with respect to the foregoing forms, other than differences with respect to the number of Shares covered thereby, the grant date and the exercise price applicable thereto; no such stock option or restricted stock unit agreement with respect to Company Stock Plan Awards contains material terms that are not consistent with, or in addition to, such forms.  Section 3.2(b) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, each outstanding Company Stock Plan Award and, to the extent applicable, (i) the name (or employee identification number) and country of residence (if outside the U.S.) of the holder thereof, (ii) the number of Shares issuable thereunder, (iii) the expiration date, (iv) the exercise price or strike price (if any) relating thereto, (v) the grant date, (vi) the amount vested and outstanding and the amount unvested and outstanding, (vii) the Company Stock Plan in accordance with which the award was made and (viii) whether such award is subject to Section 409A of the Code.  Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Company Option Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board of Directors (or a duly constituted and authorized committee thereof or other authorized designee) and any required stockholder approval by the necessary number of votes or written consents.  No Company Option has been granted with a per share exercise price less than the fair market value of a Share on the applicable Company Option Grant Date, and the Company has not granted any Company Options that are subject to Section 409A of the Code.  There is no agreement or arrangement (whether in writing or otherwise) to which the Company or any Company Subsidiary is a party or with respect to which the Company or any Company Subsidiary has or could expect to have liability (contingent or otherwise), in each case, that contains a promise or commitment to grant a Company Option or Company Options and such promise or commitment has not been satisfied by the granting of such Company Option or Options or need not be satisfied for failure to satisfy a condition to promise or commitment.  Each grant of a Company Stock Plan Award was made in all material respects in accordance with (A) the applicable Company Stock Plan, (B) all applicable securities Laws, including the NASDAQ Listing Rules, (C) the Code and (D) all other Laws.  The Company has the requisite power and authority, in accordance with the applicable Company Stock Plan, the applicable award agreements and any other applicable contract, to take the actions contemplated by Section 2.4 and the treatment of Company Stock Plan Awards and described in Section 2.4 will, as of the Effective Time, be binding on the holders of Company Stock Plan Awards and purported to be covered thereby.  All of the outstanding Shares have been sold all material respects in accordance with an effective registration statement filed in accordance with the federal securities Laws or an appropriate exemption therefrom.  No Company Subsidiary owns any securities of the Company.

(c)                                  As of the date of this Agreement, other than the Company Stock Plan Awards and the Warrants, there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other Securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating the Company or any Company Subsidiary to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of, or other securities of, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or other securities, or obligating the Company or any Company Subsidiary to grant, extend or enter into such options, warrants, calls, preemptive rights, subscriptions or other securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments,

(ii) outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any securities of the Company or any Company Subsidiary, or any securities representing the right to purchase or otherwise receive any other securities of the Company or any Company Subsidiary, (iii) agreements with any Person to which the Company or any Company Subsidiary is bound by anything (A) restricting the transfer of the securities of the Company or any Company Subsidiary or (B) affecting the voting rights of securities of the Company or any Company Subsidiary (including stockholder agreements, voting trusts or similar agreements) or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by the Company or any Company Subsidiary, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any Company Subsidiary is bound, in each case, in accordance with which any Person is entitled to receive any payment from the Company or any Company Subsidiary based in whole or in part on the value of any securities of the Company or any Company Subsidiary.

(d)                                 Each Company Subsidiary existing on the date of this Agreement is listed on Section 3.2(d) of the Company Disclosure Letter.  The Company owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar securities or interests in each such Subsidiary, free and clear of all Liens, and all company, partnership, corporate or similar (as applicable) ownership, voting or similar securities or interests of each of the Company Subsidiaries are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  The Company has made available to Parent correct and complete copies of the currently effective corporate or other organizational documents for each Subsidiary.  Other than investments in cash equivalents (and ownership by the Company or any Company Subsidiary of securities of any other Company Subsidiary), neither the Company nor any Company Subsidiary (i) owns directly or indirectly any securities or (ii) has any obligation or has made any commitment to acquire any securities of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(e)                                  All dividends or distributions on any securities of the Company or any Company Subsidiary that have been declared or authorized have been paid in full.

3.3.                            Authority Relative to Agreement.

(a)                                 The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all requisite action by the Company, and no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than, with respect to the Merger, the tendering of Shares representing such percentage of Shares that, absent Section 251(h) of the DGCL, would be required to adopt and approve an agreement of merger in accordance with the DGCL and the filing of the Certificate of Merger or other appropriate documents with the Secretary of State of the State of Delaware.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b)                                 The Company Board of Directors has, by resolutions adopted by the Company Board of Directors (unanimously among those present), duly (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Company’s stockholders and (iii) resolved to make the Company Recommendation.  As of the date of this Agreement, none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

(c)                                  Prior to the date of this Agreement, the Company, acting through the compensation committee of the Company Board of Directors, has taken such actions as may be required to cause all employment compensation, severance, and employee benefit agreements and arrangements entered into by the Company or any Company Subsidiary or contemplated hereby with any of their respective officers, directors or employees to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) promulgated under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rules 14d-10(d)(1) promulgated under the Exchange Act.  The Company has, or promptly following the execution of this Agreement will have, provided Parent with correct and complete copies of all such actions.

3.4.                            No Conflict; Required Filings and Consents.

(a)                                 Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with this Agreement, will (i) violate any provision of the Certificate of Incorporation or Bylaws or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 3.4(b) have been obtained or made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person in accordance with any Contract to which the Company or any Company Subsidiary is a party (other than a Benefit Plan) or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any Company Subsidiary, other than, in the case of clauses (ii) and (iii) above, that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 No consent, approval, license, permit, waiver, Order or authorization (a “Consent”) of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC in accordance with the Exchange Act or the Securities Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) applicable requirements in accordance with foreign qualification, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of NASDAQ, (v) compliance with and filings or notifications in accordance with the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”) and (vi) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5.                            Company SEC Documents; Financial Statements.

(a)                                 Since June 11, 2015 (the “Lookback Date”), the Company has timely filed with, or furnished to, the SEC all registration statements, forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed or furnished pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (the “Company SEC Documents”).  Correct and complete copies of all Company SEC Documents are publicly available on EDGAR.  To the extent that any Company SEC Document available on EDGAR contains redactions in accordance with a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC.  As of its filing or furnishing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) each Company SEC Document has complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents.  As of its filing date or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading.  As of the date of this Agreement, there are no amendments or modifications to the Company SEC Documents that are required to be filed with, or furnished to, the SEC, but that have not yet been filed with, or furnished to, the SEC.  No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.  All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (i) have been derived from the accounting books and records of the Company and the Company Subsidiaries, (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis (“GAAP”) during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements of the Company, as may be permitted in accordance with Form 10-Q of the Exchange Act) and (iv) fairly present in all material respects the financial position, the stockholders’ equity, the results of operations and cash flows of the Company and its consolidated Subsidiaries, as applicable, as of the times and for the periods referenced therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments, none of which, individually or in the aggregate, will be material).  No Company Subsidiary is required to separately file any form, report or other document with the SEC.  Section 3.5(a) of the Company Disclosure Letter sets forth all effective registration statements filed by the Company on Form S-3 or Form S-8 or otherwise relying on Rule 415 promulgated under the Securities Act.

(b)                                 Prior to the date of this Agreement, the Company has delivered or made available to Parent correct and complete copies of all comment letters from the SEC since the Lookback Date through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto, if such comment letters or responses are not available on EDGAR at least three (3) business days prior to the date of this Agreement.  There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review or investigation.

(c)                                  The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of NASDAQ.

(d)                                 The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance with respect to the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP, including that (i) material transactions are executed in accordance with management’s general or specific authorizations, (ii) access to material assets is permitted only in accordance with management’s general or specific authorization and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation.  The Company has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s independent auditors and the audit committee of the Company Board of Directors (and made available to Parent a summary of the significant aspects of such disclosure, if any) (A) all “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No.  5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Except as set forth in Section 3.5(d) of the Company Disclosure Letter, since the Lookback Date, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(e)                                  The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits in accordance with the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions with respect to required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required in accordance with the Exchange Act with respect to such reports.

(f)                                   As of the date of this Agreement, there are no SEC Proceedings pending or threatened in a writing received by the Company, in each case, with respect to any accounting practices of the Company or any Company Subsidiary or any malfeasance by any director or executive officer of the Company or any Company Subsidiary.  Since the Lookback Date, there have been no internal investigations with respect to accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of any member of the Board of Directors or any executive officer (including the general counsel) of the Company.

(g)                                  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are correct and complete.  “Principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act.  The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(h)                                 Since the Lookback Date, (i) neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary, or unlawful accounting or auditing matters with respect to the Company or any Company Subsidiary and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary or any of their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to the general counsel or chief executive officer of the Company in accordance with the rules of the SEC promulgated under Section 307 of the Sarbanes-Oxley Act.

(i)                                     Neither the Company nor any Company Subsidiary is a party to or bound by, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

3.6.                            Absence of Certain Changes or Events.  Since June 30, 2018 through the date of this Agreement, (a) the respective businesses of the Company and each Company Subsidiary have been conducted in the ordinary course of business consistent with past practice, (b) the Company has not had a Company Material Adverse Effect and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken without the consent of Parent after the date of this Agreement, would have constituted a breach of Section 5.1.

3.7.                            No Undisclosed Liabilities.  Other than liabilities or obligations (a) as (and to the extent) reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2018 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2018 (b) incurred in the ordinary course of business consistent with past practice since June 30, 2018 or (c) that have not had a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liability or obligation of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) in accordance with GAAP.

3.8.                            Litigation.  As of the date of this Agreement, (a) there is no Proceeding pending or threatened in a writing received by the Company against the Company or any Company Subsidiary or any asset or property of the Company or any Company Subsidiary and (b) there is no Order outstanding against, or involving, the Company or any Company Subsidiary or any asset or property of the Company or any Company Subsidiary that, in the case of each of clauses (a) and (b) above, (i) has been, or would reasonably be expected to be, individually or in the aggregate, material to the Company or any Company Subsidiary, taken as a whole or (ii) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations in accordance with this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated hereby.  Since the Lookback Date, there have not been any product liability, manufacturing or design defect, warranty, field repair or other material product-related claims by any third Person (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (A) services rendered by the Company or any Company Subsidiary or (B) the sale, distribution or manufacturing of products, including medical products and devices, by the Company or any Company Subsidiary that have been, or would reasonably be expected to be, individually or in the aggregate, material to the Company or any Company Subsidiary, taken as a whole.  As of the date of this Agreement, neither the Company nor any Company Subsidiary has any material Proceedings pending against any other Person.

3.9.                            Permits; Compliance with Laws.

(a)                                 (i) The Company and each Company Subsidiary are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, product listings, registrations, clearances, orders and other authorizations necessary for Company and each Company Subsidiary to own, lease and operate their respective properties and assets as currently being owned, leased or operated in accordance with all Laws or to carry on their current and respective businesses in accordance with all Laws (the “Company Permits”), (ii) all such Company Permits are in full force and effect, (iii) as of the date of this Agreement, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit and (iv) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or threatened in writing, in each case of clauses (I) through (IV) above, other than as would be material to the Company and the Company Subsidiaries, taken as a whole.  The consummation of the transactions contemplated hereby, will not cause the revocation or cancellation of any Company Permit that is material to the Company.

(b)                                 The Company and each Company Subsidiary are, and have been since the Lookback Date, in compliance with (i) all Laws and (ii) all Company Permits, except where any failure to be in such compliance (A) has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and each Company Subsidiary, taken as a whole and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations in accordance with this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated hereby.

(c)                                  Since the Lookback Date, neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any of their respective directors, officers or employees, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority or other Person asserting that the Company or any Company Subsidiary is, or is suspected of, alleged to be or under investigation for being, not in compliance in all material respects with any Laws or Company Permits.

3.10.       Employee Benefit Plans.

(a)           Section 3.10(a) of the Company Disclosure Letter contains a correct and complete list of all material Benefit Plans currently in effect or pursuant to which the Company or any Company Subsidiary can reasonably be expected to have any material liability.  “Benefit Plan” means (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Pension Plans”), other than any Benefit Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (the “Multiemployer Pension Plans”), (ii) each “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and (iii) all other benefit plans, policies, programs, agreements or arrangements, including any bonus, commission, deferred compensation, severance pay, retention, change in control, employment, offer letter (to the extent there are continuing obligations of the Company or any Company Subsidiary under such offer letter), independent contractor, pension, profit-sharing, retirement, insurance, stock purchase, stock option, incentive or equity compensation or other fringe benefit plan, program, policy, agreement, arrangement or practice maintained, contributed to or required to be contributed to, by the Company or any Company Subsidiary, for the benefit of any current or former employees, officers or directors of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary can reasonably be expected to have any liability.  The Company has delivered or made available to Parent and Merger Sub correct and complete copies of, to the extent applicable, (A) each material Benefit Plan (including all amendments thereto) or written description of each Benefit Plan that is not otherwise in writing, (B) the two (2) most recent annual reports on Form 5500 and all schedules thereto filed with respect to each Benefit Plan, (C) the most recent summary plan description and summary of material modifications for each Benefit Plan, (D) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to any Benefit Plan, (E) the most recent actuarial report, financial statement or valuation report, (F) a current Internal Revenue Service opinion or favorable determination letter, (G) all material correspondence to or from any Governmental Authority relating to any Benefit Plan and (viii) all discrimination tests for each Benefit Plan for the two (2) most recent plan years. “ERISA Affiliate” means each trade or business, whether or not incorporated, that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code. “Controlled Group Liability” means any and all liabilities (1) in accordance with Title IV of ERISA, (2) in accordance with Section 302 of ERISA, (3) in accordance with Sections 412 and 4971 of the Code or (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or the applicable provisions for employer shared responsibility for health coverage requirements of Section 4980H of the Code, other than such liabilities that arise solely out of, or related solely to, the Benefit Plans.

(b)           Each Benefit Plan is and has at all times been operated and administered in accordance with its terms and in compliance in all material respects with Law, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”).  Each Benefit Plan has been administered, maintained, and operated in documentary and operational compliance with Section 409A of the Code in all material respects to the extent applicable.  The Company and each Company Subsidiary have complied in all material respects with the Consolidated Omnibus

Budget Reconciliation Act of 1985, the Health Insurance Portability Act of 1996 and the Family Medical Leave Act of 1993.

(c)           Each Pension Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a recent and currently effective determination letter or can rely on an opinion letter for a prototype plan from the Internal Revenue Service that such Pension Plan is so qualified and exempt from taxation in accordance with Sections 401(a) and 501(a) of the Code, and, to the Knowledge of the Company, no condition exists that would be expected to adversely affect such qualification.

(d)           None of the Benefit Plans is, and neither the Company, any Company Subsidiary or any ERISA Affiliate has, since January 1, 2012, maintained or had an obligation to contribute to or has had any liability, contingent or otherwise, with respect to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA), (iii) a welfare benefit fund (as such term is defined in Section 419 of the Code), (iv) a Multiemployer Pension Plan or (v) a voluntary employees’ beneficiary association in accordance with Section 501(c)(9) of the Code.  There are no material unpaid contributions due prior to the date of this Agreement with respect to any Benefit Plan that are required to have been made in accordance with such Benefit Plan, any related insurance contract or any Law and all material contributions due have been timely made, or to the extent not yet due, have been properly accrued on the applicable balance sheet in accordance with the applicable Benefit Plan and Law.  There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any material Controlled Group Liability to the Company, any Company Subsidiary or, following the Effective Time, the Surviving Corporation.

(e)           Neither the Company nor any Company Subsidiary has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or breached any fiduciary duties with respect to any Benefit Plan that reasonably would be expected to subject the Company, Company Subsidiary or the Surviving Corporation to any material tax or penalty.

(f)            With respect to any Benefit Plan, there is no Proceeding pending,  threatened in a writing received by the Company or, to the Knowledge of the Company, anticipated with or by a current or former participant, employee, or service provider, the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority, other than routine claims for benefits, in each case, that would reasonably be expected to subject the Company, any Company Subsidiary or the Surviving Corporation to any material liability.

(g)           Neither the Company nor any Company Subsidiary has any obligations to provide any health or welfare benefits (whether or not insured) to retired or other former employees, directors or consultants, except as specifically required by Part 6 of Title I of ERISA (“COBRA”) or pursuant to an applicable employment agreement or severance agreement, plan or policy set forth in Section 3.10(g) of the Company Disclosure Letter requiring the Company or any Company Subsidiary to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination.

(h)           Neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby, or any termination of employment or service (or other event or occurrence) in connection therewith will (i) entitle any current or former employee, director or consultant of the Company or any Company Subsidiary to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of Indebtedness with respect to any such Persons, (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any Company Subsidiary, (iii) require a contribution by the Company or any Company Subsidiary to a Benefit Plan, or (iv) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits except as required in accordance with Section 411(d)(3) of the Code.

(i)            No amounts payable by the Company or any Company Subsidiary in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)            No Person is entitled to any gross-up, make-whole, or other additional payment from the Company or any Company Subsidiary with respect to any Tax or interest or penalty related thereto, including in accordance with Sections 4999 or 409A of the Code.

(k)           Neither the Company, any Company Subsidiary nor any ERISA Affiliate has used the services or workers provided by third-Person contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of material penalties or excise taxes with respect to the Benefit Plans by the Internal Revenue Service, the U.S. Department of Labor or the U.S. Pension Benefit Guaranty Corporation, and no such individuals are entitled to any benefits in accordance with any Benefit Plan that they have been improperly denied by reason of their misclassification as independent contractors.

(l)            No Benefit Plan is for the benefit of employees or service providers of the Company or any Company Subsidiary who are located outside of the United States and No Benefit Plan is subject to the jurisdiction of a country other than the United States.

(m)          The Company has, for any relevant period, offered the requisite number of “full-time employees” group health coverage which is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of the Patient Protection and Affordable Care Act).

3.11.       Labor Matters.

(a)           (i) There is no labor strike, slowdown, stoppage, picketing, lockout or other similar labor activity pending or threatened in writing against or affecting the Company or any Company Subsidiary, nor has there been any such action or event during the three years prior to the date of this Agreement, (ii) neither the Company nor any Company Subsidiary is a party to, bound by (or otherwise subject to) or in the process of negotiating any labor, collective bargaining, works council or similar agreement (each, a “Labor Agreement”), (iii) none of the employees of the Company or any Company Subsidiary is represented by any labor union, works council, employee representative group or similar organization (whether in or outside the United States) (each, a “Union”) with respect to their employment with the Company or any Company Subsidiary and, to the Knowledge of the Company, there are not any Union organizing activities, either by or on behalf of any employee or Union with respect to employees of the Company or any Company Subsidiary, and there have been no such activities since the Lookback Date and (iv) no petition has been filed or proceedings instituted by an employee or group of employees of the Company or any Company Subsidiary with any labor relations board seeking recognition of a bargaining representative and no demand for recognition of any employees of the Company or any Company Subsidiary has been made by, or on behalf of, any Union.

(b)           The Company and each Company Subsidiary are, and since the Lookback Date, have been, in compliance, in all material respects, with all Laws relating to labor and employment matters, including fair employment practices, equal employment opportunity, terms and conditions of employment, immigration, wages, hours (including overtime and minimum wage requirements), social contributions (including the payment and withholding of U.S. social security and similar Taxes), compensation, workers’ compensation, unemployment insurance, classification of employees and individual independent contractors, employee leaves of absence, occupational safety and health, and collective or mass layoffs and plant closings.  Neither the Company nor any Company Subsidiary has (i) taken any action since January 1, 2015 requiring notice to employees or any other obligations in accordance with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign Law or (ii) incurred any liability or obligations in accordance with the WARN Act or any similar state, local or foreign Law that remains unsatisfied.

(c)           There is not, nor has there been since the Lookback Date, (i) any Proceeding pending or threatened in writing by or before any Governmental Authority with respect to the Company or any Company Subsidiary concerning employment-related matters or (ii) any Proceeding or any Proceeding threatened in writing against or affecting the Company or any Company Subsidiary brought by any current or former applicant, employee or independent contractor of the Company or any Company Subsidiary.

(d)           No executive officer, vice president or director-level employee of the Company or any Company Subsidiary (i) is subject to any non-competition, non-solicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other Person that limits the ability of the Company or applicable Company Subsidiary from employing such executive officer, vice president or director-level employee or materially limits the ability of such officer or employee from performing his or her duties and responsibilities to the Company or applicable Company Subsidiary (ii), to the Knowledge of the Company, is in violation of any common law nondisclosure obligation or fiduciary duty relating to the ability of such individual to work for the Company or any Company Subsidiary or the use of trade secrets and proprietary information.

(e)           All employees of the Company or Company Subsidiary are authorized to work in the jurisdiction in which they are working and have appropriate documentation demonstrating such authorization.  Each Person who requires a visa, employment pass or other required permit to work in the jurisdiction in which he/she is working has produced a current visa, employment pass or such other required permit to the Company or the applicable Company Subsidiary and to the Knowledge of the Company possesses all necessary permission to remain in such jurisdiction and perform services in such jurisdiction.

(f)            Correct and complete information as to the name, current job title and compensation terms for all current employees of the Company and each Company Subsidiary has been provided to Parent.

(g)           To the Knowledge of the Company, no current executive officer, vice president or director-level employee has given notice of termination of employment or otherwise disclosed a definitive intent to terminate employment with the Company or any Company Subsidiary within the twelve (12) month period following the date of this Agreement.

3.12.       Taxes.

(a)           The Company and each Company Subsidiary have (i) duly and timely filed, or caused to be duly and timely filed (taking into account any extension of time within which to file), all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are correct and complete in all material respects and (ii) paid all income and other material Taxes due and owing (whether or not shown on such Tax Returns).

(b)           The unpaid Taxes of the Company and each Company Subsidiary did not, as of the date of their most recent consolidated financial statements, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the face of such consolidated financial statements (rather than in any notes thereto).  The Company and each Company Subsidiary have not since the date of their most recent consolidated financial statements incurred any material liability for Taxes other than in the ordinary course of business.

(c)           There are no pending, ongoing or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other Proceedings by any Governmental Authority with respect to Taxes of or with respect to the Company or any Company Subsidiary.  No deficiencies for Taxes have been claimed, proposed, assessed or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary by any Governmental Authority that have not been fully paid, settled or withdrawn.  Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to or is the beneficiary of any extension of time with respect to any Tax assessment, deficiency or collection, which waiver or extension currently remains in effect.  Neither the Company nor any Company Subsidiary has received since the Lookback Date a written claim from any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not currently file a Tax Return that it is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.  No power of attorney that would be in force after the Closing Date has been granted by the Company or any Company Subsidiary with respect to Taxes.

(d)           All Taxes that the Company or any Company Subsidiary is or was required by Law to withhold or collect have been duly and timely withheld or collected, and have been duly and timely paid to the proper Governmental Authority or other proper Person or properly set aside in accounts for this purpose.

(e)           The Company has made available to Parent correct and complete copies of all (i) federal income Tax Returns of the Company and each Company Subsidiary, (ii) material state income Tax Returns of the Company and each Company Subsidiary and (iii) examination reports and statements of deficiencies with respect to Taxes assessed against or agreed to by the Company or any Company Subsidiary, in each case, filed or received since December 31, 2014.

(f)            There are no Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements with respect to the Company or any Company Subsidiary that will remain in effect or apply for any period after the Effective Time.

(g)           Neither the Company nor any Company Subsidiary will be required to include material any item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) any installment sale or open transaction disposition made prior to the Effective Time, (ii) any prepaid amount received on or prior to the Effective Time, (iii) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method made prior to the Effective Time or (iv) any election in accordance with Section 108(i) of the Code.  To the Knowledge of the Company, neither the Company nor any Company Subsidiary has any excess loss account described in Treasury Regulations in accordance with Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law).

(h)           Neither the Company nor any Company Subsidiary has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any Company Subsidiary), and neither the Company nor any Company Subsidiary has any liability for Taxes of any other Person (other than Taxes of the Company or any Company Subsidiary) in accordance with Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract or otherwise.

(i)            Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and any Company Subsidiary or customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or any Company Subsidiary.

(j)            There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary, other than Liens for Taxes that are not yet due and delinquent or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP.

(k)           Neither the Company nor any Company Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b) or any similar transaction requiring disclosure in accordance with a corresponding provision of state, local or foreign Law.

(l)            Other than the ownership changes on September 18, 2006, August 9, 2007, June 11, 2012, and June 15, 2015, to the Knowledge of the Company, there was no ownership change, within the meaning of Section 382(g) of the Code, of the Company before the date hereof. The Company has made available to Parent complete and accurate copies of all studies and reports in the possession of the Company or any Company Subsidiary covering (i) the amount of the current net operating loss carryforwards of the Company and any Company Subsidiary or (ii) any potential limitations on the use of net operating losses of the Company and Company Subsidiary, including complete and accurate copies of documentation supporting the methodology used by BDO USA LLP (“BDO”) to determine the Company’s equity value in connection with BDO’s Section 382 ownership change analysis. The information the Company made available to BDO in connection with (i) BDO’s Section 382 ownership change analysis for the period beginning November 29, 2004 and ending December 31, 2014 and (ii) BDO’s Section 382 ownership change analysis for the period beginning March 6, 2015 and ending June 30, 2015, was at the time provided, and remains, true, correct and complete in all material respects.

(m)          Since the Lookback Date, neither the Company nor any Company Subsidiary has been a party to any transaction intended to qualify under Section 355 of the Code.

(n)           The Company and each Company Subsidiary have been in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions to the extent applicable to their operations.

(o)           Neither the Company nor any Company Subsidiary has a permanent establishment (within the meaning of the Code or applicable Tax treaty) or otherwise has an office or fixed place of business, or any other connection that has subjected or would reasonably be expected to have subjected it to Tax, in a country other than the country in which it is organized.

3.13.       Material Contracts.

(a)           Section 3.13(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Company Material Contract, a correct and complete copy of each of which has been made available to Parent.  “Company Material Contract” means any Contract to which the Company or any of Company Subsidiary is a party or to or by which any asset or property of the Company or any Company Subsidiary is bound or affected, other than Excluded Contracts and this Agreement, that:

(i)            other than purchase orders or invoices in the ordinary course of business, is a Contract with a supplier or customer involving more than $250,000 in payments in the past twelve (12) months or expected to involve more than $250,000 in payments within twelve (12) months of the date of this Agreement;

(ii)           constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);

(iii)          is a joint venture, alliance, partnership, shareholder, development or similar Contract;

(iv)          is an agency, sales, marketing, commission, distribution, international or domestic sales representative or similar Contract involving more than $100,000 in the past twelve (12) months or expected to involve more than $100,000 within twelve (12) months of the date of this Agreement;

(v)           is a Contract (other than those solely between or among the Company and any wholly owned Company Subsidiary) relating to Indebtedness of the Company or any Company Subsidiary (whether outstanding or as may be incurred);

(vi)          is a Contract (other than those solely between or among the Company and any wholly owned Company Subsidiary) relating to Indebtedness of a third Person owed to the Company or any Company Subsidiary;

(vii)         creates future payment obligations, including settlement agreements, outside the ordinary course of business in excess of $250,000, or creates or would create a Lien (other than a Permitted Lien) on any asset of the Company or any Company Subsidiary, or restricts the payment of dividends;

(viii)        is a Contract under which the Company or any Company Subsidiary has granted any Person registration rights (including demand and piggy-back registration rights);

(ix)          is a Contract relating to the Warrants;

(x)           is a Contract that obligates the Company or any Company Subsidiary to conduct any business on an exclusive basis with any third Person, or upon consummation of the Merger, will obligate Parent or any Company Subsidiary to conduct business with any third Person on an exclusive basis;

(xi)          is a Contract with any Governmental Authority;

(xii)         is a non-competition or non-solicitation Contract or any other Contract that limits, restricts or prohibits, or purports to limit, restrict or prohibit, individually or in the aggregate, (A) the manner or the localities in which any business of the Company and each Company Subsidiary is or could be conducted or (B) the lines or types of businesses that the Company or any Company Subsidiary conducts or has a right to conduct;

(xiii)        is a Contract relating to the acquisition or disposition of any Person, business or operations or assets constituting a business (whether by merger, sale of stock, sale of assets, consolidation or otherwise) entered into since the Lookback Date (including any such Contract under which contemplated transactions were consummated but under which one or more of the parties thereto has executory indemnification, earn-out or other liabilities);

(xiv)        is an agreement (A) that is an Intellectual Property Agreement, (B) granting a right of first refusal, or right of first offer or comparable right with respect to Company Intellectual Property, (C) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another Person, (D) providing for the payment or receipt by the Company or any Company Subsidiary of milestone payments or royalties, (E) including or involving a loan to a director or officer, (F) that involves a financial advisor or investment bank or (G) that individually requires or contemplates aggregate expenditures by the Company and/or any Company Subsidiary in any twelve (12) month period of more than $100,000, other than agreements filed as exhibits to the Company’s annual reports on Form 10-K or the Company’s quarterly reports on Form 10-Q (including any incorporated therein by reference).

(xv)         is a Contract that imposes any co-promotion or collaboration obligations with respect to any product or product candidate, which obligations are material to the Company and each Company Subsidiary, taken as a whole;

(xvi)        is a hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);

(xvii)       is a “single source” supply Contract, in accordance with which goods or materials are supplied to the Company or any Company Subsidiary from an exclusive source;

(xviii)      is a Contract for the employment or engagement of any individual with the Company or any Company Subsidiary with base compensation in excess of $200,000 per annum that is not terminable at-will or without cause upon notice of thirty (30) days or less (without incurring any liability);

(xix)        is a Contract which provides for a loan or advance of any amount to any employee of the Company or any temporary agency employee, consultant or other independent contractor of the Company or any Company Subsidiary, other than the advancement of travel and other business expenses in the ordinary course of business; or

(xx)         is a Contract which provides for termination, acceleration of payment, enhanced severance benefits or any other special rights or obligations upon the occurrence of a change of control in the Company or any Company Subsidiary.

(b)           Neither the Company nor any Company Subsidiary is in material breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract to which it is a party or by which it is bound.  As of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract.  Each Company Material Contract is (i) a valid and binding obligation of the Company or any Company Subsidiary that are a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto (provided, however, that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought) and (ii) in full force and effect.

(c)           No (i) current or former officer or director of the Company, (ii) beneficial owner of five percent (5%) or more of any voting Securities of the Company or (iii) any “affiliate” or “associate” of any such Person, has any interest in any Contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or any Company Subsidiary, which interest would be required to be disclosed in accordance with Item 404(a) of Regulation S-K promulgated under the Securities Act and that has not been so disclosed in the Company SEC Documents.

(d)           Except as set forth in Section 3.13(d) of the Company Disclosure Letter:

(i)            Neither the Company nor any Company Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any contract or other agreement required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K of the SEC which is not disclosed in the Company’s annual reports on Form 10-K, the Company’s quarterly reports on Form 10-Q or the Company’s current reports on Form 8-K, in each case, required to be filed by the Company prior to the date of this Agreement; and

(ii)           Each contract and other agreement filed in the Company SEC Documents or set forth Section 3.13(d) of the Company Disclosure Letter, as applicable, is valid, subsisting, in full force and effect, binding upon the Company or the applicable Company Subsidiary, and, to the Knowledge of the Company, binding upon the other parties thereto in accordance with its terms, and the Company and each Company Subsidiary have paid in full or accrued all amounts now due thereunder, and have satisfied in full or provided for all liabilities and obligations thereunder which are presently required to be satisfied or provided for and are not in default under any of them, other than defaults which, individually or in the aggregate, would not reasonably be expected to result in termination of an agreement or result in a material liability.  To the Knowledge of the Company, no other party to any such contract or other agreement is in default thereunder, other than defaults which, individually or in the aggregate, would not reasonably be expected to result in termination of an agreement or result in a material liability, and no condition exists that with notice or lapse of time or both would constitute a default thereunder, other than defaults which, individually or in the aggregate, would not reasonably be expected to result in termination of an agreement or result in a material liability.  Correct and complete copies of all of the contracts and other agreements referenced in this Section 3.13(d) have been provided to Parent.

(e)           Neither the Company nor any Company Subsidiary is a party to or bound by any agreement obligating the Company to file a registration statement in accordance with the

Securities Act, which filing has not yet been made, and the Company is in material compliance with each such agreement.  No registration rights involving the Company’s securities will survive consummation of the Merger.

3.14.       Intellectual Property.

(a)           Section 3.14(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of all (i) Company Registered IP, (ii) Trade Secrets included in the Company Owned IP and material to the operation of the business of the Company and the Company Subsidiaries, taken as a whole and (iii) unregistered Trademarks included in the Company Owned IP and material to the operation of the  business of the Company and the Company Subsidiaries, taken as a whole.  For each item of Company Registered IP, Section 3.14(a) of the Company Disclosure Letter sets forth the owner, countries or regions, registration and application numbers and dates indicated.

(b)           The Company or any Company Subsidiary owns, or has a valid right to use, all Company Intellectual Property.  The Company Intellectual Property is sufficient as of the Closing for the conduct of the Company’s and each Company Subsidiary’s respective businesses, and as reasonably anticipated to be conducted, as if by the Company and each Company’s Subsidiary, after the Closing.  The Surviving Corporation will own or possess sufficient rights to all Intellectual Property as of the Closing and immediately following the Closing that are necessary to the operation of the Company’s and each Company Subsidiary’s respective businesses, as conducted as of the Closing by the Company and any Company Subsidiary, as applicable.

(c)           With respect to Company Owned IP, (i) the Company or any Company Subsidiary is the sole and exclusive owner of each item free and clear of all Liens except for Liens set forth in Section 3.14(c) of the Company Disclosure Letter, (ii) neither the Company nor any Company Subsidiary has licensed any Company Owned IP to any third Person and (iii) the Company and each Company Subsidiary have taken commercially reasonable actions to maintain each item of Company Owned IP.  With respect to Company Registered IP, each item is registered in the name of the Company or any Company Subsidiary, and the Company will, prior to the Closing, use commercially reasonable efforts to ensure that title in all Company Registered IP is properly recorded in the name of the Company or any Company Subsidiary or that all documents necessary for properly recording have been filed with the proper agency, as applicable.

(d)           The Company or any Company’s Subsidiary’s rights and licenses to, and interests in, any Company Licensed IP are free and clear of all Liens or similar restrictions whatsoever, where such Liens or similar restrictions are the result of an action by the Company or any Company Subsidiary, including the encumbrance of, or grant to a third Person of any rights with respect to, the Company’s or any Company Subsidiary’s rights and licenses to, and interests in, and to such Company Licensed IP, other than Permitted Liens and Liens or similar restrictions contained in the applicable agreements with the licensor of such Company Licensed IP.

(e)           The Company, each Company Subsidiary and their respective patent counsel have not knowingly made any material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Company Registered IP.  To the Knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Registered IP.

(f)            The Company Intellectual Property includes (i) all Intellectual Property conceived or reduced to practice by employees in the performance or course of employment for the Company or any Company Subsidiary, (ii) all Intellectual Property conceived or reduced to practice by consultants for subject matter within the scope of and in the performance or course of consultancy for the Company or any Company Subsidiary and (iii) all Intellectual Property acquired from or contributed by other Persons, whether by way of assignment or otherwise by operation of Law.

(g)           None of the activities or business previously or currently conducted by the Company or any Company Subsidiary on or before the Closing Date infringes, misappropriates or otherwise violates any valid and enforceable Intellectual Property of any Person.  Neither the Company nor any Company Subsidiary is subject to any judgment that materially restricts or impairs the use of any Company Intellectual Property.

(h)           There is not now and has not been at any time a pending or threatened claim in writing or Proceeding by any Person asserting the alleged infringement, misappropriation or violation of any Intellectual Property of any Person by the Company or any Company Subsidiary, or contesting the validity, ownership, enforceability or right of the Company or any Company Subsidiary to exercise any Company Owned IP, including in the nature of being offered a license or covenant not to sue, and to the Knowledge of the Company there is no basis for any such Proceeding with respect to the valid and enforceable Intellectual Property of any third Person.  Neither the Company nor any Company Subsidiary has received any written notice of any pending conflict with, or infringement, misappropriation or violation of the rights of any Person with respect to any Intellectual Property or with respect to any license of the Company Intellectual Property, or challenging the validity, ownership, enforceability, or right of the Company or any Company Subsidiary to use any of the Company Intellectual Property.

(i)            To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company Intellectual Property by any third Person, including any current or former employee of the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary has asserted rights in any of the Company Intellectual Property against any Person in any cease and desist letter or other notice, including in the nature of offering a license or covenant not to sue.

(j)            The Company and each Company Subsidiary have at all times taken reasonable measures to (i) protect and preserve the confidentiality of all confidential information and Trade Secrets that are Company Intellectual Property, or any Trade Secrets disclosed to the Company or any Company Subsidiary for which the Company or any Company Subsidiary had or has an obligation of secrecy, against unauthorized access, disclosure, use, modification or other misuse and (ii) control the process of modifying technologies owned or licensed by the Company and any Company Subsidiary.  To the Knowledge of the Company, there has been no unauthorized access, disclosure or use of any Trade Secrets that are Company Intellectual Property.

(k)           The Company and each Company Subsidiary have secured from all of their respective employees, consultants and other independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Owned IP, unencumbered and unrestricted exclusive ownership of all such employee’s, consultant’s or other independent contractor’s, as applicable, Intellectual Property in such contribution that the Company or any Company Subsidiary does not already own by operation of Law and such employee or consultant, as applicable, has not retained any rights or licenses with respect thereto.  Without limiting the foregoing, the Company and each Company Subsidiary have obtained proprietary information and invention disclosure and written, enforceable assignment Contracts from all current and former employees, consultants and other independent contractors of the Company or any Company Subsidiary, and those Contracts assign and require any assignment to the Company or any Company Subsidiary all right and title to, or interest in, any Intellectual Property developed by such employees, consultants or other independent contracts in their capacity as employee, consultant or other independent contractor, as applicable.  To the Knowledge of the Company, no employee of the Company or any Company Subsidiary has entered into any Contract that conflicts in any material way with the work for which the employee has been engaged by the Company or any Company Subsidiary, as applicable, or requires the employee to transfer, assign, or disclose information concerning his or her work for the Company or any Company Subsidiary to anyone other than the Company or one of its Subsidiaries, as applicable.  With respect to inventions made by the Company or any Company Subsidiary that have not yet been incorporated into patent applications or provisional patent applications, and for which the Company intends to submit a patent application or provisional patent application, neither the Company nor any Company Subsidiary has disclosed such inventions without restriction on confidentiality and has not offered for sale products embodying the inventions, nor taken any other action that jeopardizes or could jeopardize the Company’s or any Company Subsidiary’s right to properly and timely file patent applications to cover such inventions, such that the Company or any Company Subsidiary would be prevented from obtaining valid Patents to cover such inventions.

(l)            No item of Company Registered IP has been held to be invalid or unenforceable in a court decision that is unappealed or unappealable by the Company.  All Company Intellectual Property is valid, subsisting (or in the case of applications, applied for) and enforceable; provided, however, that this Section 3.14(l) will not be interpreted to give any representation, warranty or other assurance that any Patent applications or Trademark applications that are part of the Company Intellectual Property will issue or be granted.

(m)          The Company and each Company Subsidiary have at all times complied with all Laws and its customers’ rules, policies and procedures relating to privacy, data protection and collection and use of personal information to which the Company and any Company Subsidiary have had access or have collected, used or held for use in the conduct of its business.  No claims are pending or have been threatened in a writing received by the Company, or, to the Knowledge of the Company, threatened other than in writing, against the Company or any Company Subsidiary alleging a violation of any third Person’s privacy, personal information or data rights.

(n)           The consummation of the Merger and any of the other transactions contemplated hereby will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person with respect to, the Company’s or any Company Subsidiary’s right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use in the conduct of its business as it is currently conducted.

(o)           Except as set forth in Section 3.14(o) of the Company Disclosure Letter, no licenses of any Intellectual Property from a third Person to the Company or any Company Subsidiary is (i) subject to a time limitation such that the license terminates prior to the expiration of the licensed Intellectual Property or (ii) subject to a product or method specific limitation such that a change to a product or method practiced under the license by the Company or any Company Subsidiary will not be covered by such license.

(p)           There are no settlements, forbearances to sue, covenants, consents, Orders or similar obligations to which the Company or any Company Subsidiary is a party or is subject that (i) restrict the Company’s or any Company Subsidiary’s rights to use, enjoy or exploit any Company Intellectual Property, (ii) restrict the Company’s or any Company Subsidiary’s business in order to accommodate a third Person’s Intellectual Property or (iii) permit third Persons to use any Company Intellectual Property.

(q)           Other than in connection with the sale of products in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary has entered into any contractual obligation requiring it to indemnify any other Person against infringement or other violation of any Intellectual Property of any third Person, nor has the Company or any Company Subsidiary entered into any contractual obligation requiring the Company or any Company Subsidiary to grant any Person the right to bring infringement actions or otherwise enforce rights with respect to any of the Company Intellectual Property.

(r)            To the Knowledge of the Company, no current or former employee or consultant of the Company or any Company Subsidiary (i) is in violation of any (A) term or covenant of any contractual or other obligation to the Company or any Company Subsidiary relating to invention disclosure, invention assignment, non-disclosure or non-competition or (B) any applicable material non-disclosure obligation or restrictive covenant obligation for the benefit of any former employer of such employee or consultant, by virtue of such employee or consultant being employed by or performing services for the Company or any Company Subsidiary, or using Trade Secrets or proprietary information of such former employer for the benefit of the Company or any Company Subsidiary or (ii) has developed any technology, Software or other copyrightable, patentable or otherwise proprietary work for the Company or any Company Subsidiary that is subject to any agreement in accordance with which such employee or consultant has assigned or otherwise granted to any third Person any rights (including Intellectual Property rights) in or to such technology, Software or other copyrightable, patentable or otherwise proprietary work.  The Company and each Company Subsidiary have taken commercially reasonable actions to protect and preserve the confidentiality of all confidential information and Trade Secrets included in Company Intellectual Property or any Trade Secrets disclosed to the Company or any Company Subsidiary as to which the Company or any Company Subsidiary had or has an obligation of secrecy.  To the Knowledge of the Company, all disclosures by the Company or any Company Subsidiary to a third Person of Company-owned confidential information and Trade Secrets, or confidential information and Trade Secrets as to which the Company or any Company Subsidiary had or has an obligation of secrecy, have been pursuant to a written contractual obligation between the Company or the applicable Company Subsidiary and such third Person.  All current and former employees, consultants and other independent contractors of the Company or any Company Subsidiary having lawful access to confidential information and Trade Secrets owned by the Company or any Company Subsidiary, or to the confidential information and Trade Secrets of any customer or business partner of the Company or any Company Subsidiary, have executed, and delivered to the Company or the applicable Company Subsidiary, a written agreement obligating them to protect such confidential information and Trade Secrets.

(s)            With respect to Copyrights and Software that are Company Intellectual Property, each current or former employee, contractor, consultant, or agency that has created, authored, delivered, developed, contributed to, modified or improved such Copyrights and Software that is owned by the Company or any Company Subsidiary has assigned to the Company or any Company Subsidiary all of the employee’s, consultant’s, other independent contractor’s, or agency’s rights in such creation, authorship, delivery, development, contribution, modification or improvement, such rights including the rights to reproduce, distribute, perform, display, make, have made, modify, adapt, prepare derivative works of, make substantial alterations, use, sell, license, grant sublicensing rights, lease, rent, import, transfer, collect past damages, obtain and own renewals, or extensions including Copyright renewals, translate into any language or otherwise exploit, in any medium whatsoever, whether now known or hereafter devised, all to the maximum extent permitted by Law.

(t)            With respect to any Software that is used by the Company or any Company Subsidiary, or is proposed for use by the Company or any Company Subsidiary (i) neither the Company nor any Company Subsidiary has assigned, delivered, licensed or made available, and does not have any obligation to assign, deliver, license or make available, the source code for any such Software to any third Person, including any escrow agent or similar Person, (ii) neither the Company nor any Company Subsidiary has experienced any material defects or disruptions in such Software, including any material error or omission in the processing of any transactions that have not been corrected, (iii) no such Software (A) contains any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent or (B) is subject to the terms of any “open source” or other similar license that provides for the source code of the Software to be disclosed, licensed, publicly distributed or dedicated to the public, (iv) correct and complete copies of the current source code for all such Software are recorded on machine readable media, clearly identified and securely stored (together with the applicable documentation) by the Company or any Company Subsidiary and (v) no capital expenditures are necessary with respect to such Software or its use other than capital expenditures in the ordinary course of business consistent with past practice.  Since January 1, 2015, there have not been any (1) security breaches in the Company’s or any Company

Subsidiary’s information technology systems and (2) disruptions in the Company’s or any Company Subsidiary’s information technology systems that have materially adversely affected the Company’s or any Company Subsidiary’s business or operations.  The Company has used commercially reasonably efforts to evaluate the disaster recovery and backup needs of the Company and each Company Subsidiary, and has implemented plans and systems that are reasonably designed to address its assessment risk.

(u)           No issued Patents or pending patent applications that are Company Owned IP are involved in any interference, reissue, reexamination, opposition, inter partes review, covered business method review, post-grant review, or other post-grant proceeding.  No Trademark that is Company Owned IP is involved in any opposition, invalidation, cancellation, or other administrative proceeding.  Neither the Company nor any Company Subsidiary is undertaking any interference, reissue, reexamination, opposition, inter partes review, covered business method review, post-grant review, invalidation, cancellation, or other administrative proceeding with respect to Intellectual Property of any third Person.

(v)           With respect to any Patents or patent applications included in the Company Registered IP (i) all maintenance, annuity and other fees and all filings necessary to assure the continued enjoyment of any issued Patent, and all amendments, responses to office actions, issue fees and other fees and filings necessary to maintain the pendency of and pursue the prosecution of any pending applications, including the filing of continuation applications, have been paid or filed on a timely basis through the Closing (other than items that were intentionally abandoned or permitted to lapse in the ordinary course of business), (ii) to the extent that any such Patents are owned of record by any Person other than the Company or any Company Subsidiary, or there are outstanding encumbrances of any type against such Patents, appropriate assignments, discharges or other documents will be executed to place ownership in the name of the Company or any Company Subsidiary and/or effect the discharge prior to the Closing, (iii) no application to reissue or reexamination proceeding for any issued Patent is pending, (iv) no statutory disclaimer in accordance with 37 C.F.R. Section 1.321(a) has been filed as to any issued Patent, (v) no declaratory judgment action relating to the validity, enforceability or infringement of any issued Patent has ever been served on the Company or any Company Subsidiary and (vi) no claim of any issued Patent has been cancelled or held invalid or unenforceable by any Governmental Authority.

(w)          With respect to any Trademarks or trademark applications included in the Company Registered IP (i) all affidavits of continuing use, renewals, maintenance fees, amendments, responses to office actions or any other documents or fees which are necessary to maintain such Trademarks have been filed or paid on a timely basis, (ii) to the extent that any of such Trademarks are owned of record by any Person, other than the Company or any Company Subsidiary, or there are outstanding Liens of any type against such trademarks, appropriate assignments, discharges or other documents will be executed to place ownership in the name of the Company or any Company Subsidiary and/or effect the discharge prior to the Closing and (iii) none of the Trademarks have been cancelled, amended or restricted whatsoever by any Governmental Authority or otherwise.

(x)           With respect to any registered and applied-for Copyrights in both published works and unpublished works included in the Company Registered IP, (i) all documents, recordations and certificates in connection with such Copyrights currently required to be filed in accordance with applicable legal requirements have been filed with the relevant Governmental Authorities in any applicable country or region in the world for the purposes of maintaining and perfecting such Copyrights and recording the ownership interests of the Company or any Company Subsidiary, as applicable, therein, (ii) to the extent that any of such Copyrights are owned of record by any Person other than the Company or any Company Subsidiary, or there are outstanding Liens of any type against such Copyrights, appropriate assignments, discharges or other documents will be executed to place ownership in the name of the Company or any Company Subsidiary and/or effect the discharge prior to the Closing and (iii) none of such Copyrights have been held invalid or unenforceable for any reason by any Governmental Authority or otherwise.

(y)           No material Company Intellectual Property is being used or enforced by the Company or any Company Subsidiary in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for or otherwise material to the conduct of the Company’s or any Company Subsidiary’s businesses as currently conducted.

3.15.       Real and Personal Property.

(a)           Section 3.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all real property owned by the Company or any Company Subsidiary (the “Company Owned Real Property”).

(b)           Section 3.15(b) of the Company Disclosure Letter sets forth a correct and complete list of each lease, sublease, license or similar use and occupancy Contract (each, a “Lease”), in accordance with which the Company or any Company Subsidiary leases, subleases or otherwise uses or occupies any real property from any other Person (whether as a tenant or subtenant or in accordance with other occupancy arrangements) (the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”).

(c)           The Company and each Company Subsidiary have good and valid title to, or valid leasehold interests in, all of their respective real and personal properties and assets, free and clear of all Liens, other than Permitted Liens.  The Company and each Company Subsidiary enjoy peaceful and undisturbed possession under all of the Leases for any Company Leased Real Property in all material respects.

(d)           Each Lease for any Company Leased Real Property is a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto, as applicable, and to the Knowledge of the Company, the other parties thereto.

(e)           Neither the Company nor any Company Subsidiary has received any communication from, or delivered any communication to, any other party to a Lease for any Company Leased Real Property or any lender, alleging that the Company, any Company Subsidiary or such other party, as the case may be, is in default under such Lease.

(f)            No Person, other than the Company or any Company Subsidiary, possesses, uses or occupies all or any portion of any Company Real Property.  There are no outstanding options or rights of first refusal to purchase the Company Owned Real Property.  Neither the Company nor any Company Subsidiary is a party to any agreement, right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein.  There are no pending Proceedings or Proceedings threatened in writing to take all or any portion of the Company Real Property or any interest therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in lieu thereof.

3.16.       Environmental.

(a)           Except as set forth in Section 3.16 of the Company Disclosure Letter:

(i)            since the Lookback Date, the Company and each Company Subsidiary have been and are in material compliance with all Environmental Laws, including possessing and materially complying with material all Company Permits required for their operations in accordance with Environmental Laws;

(ii)           there is no pending Proceeding or Proceeding threatened in a writing received by the Company relating to any Environmental Law against the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary has received notice or a request for information from any Person, including any Governmental Authority, alleging that the Company or any Company Subsidiary has been or is in actual or potential violation of any Environmental Law or otherwise may be liable under any Environmental Law, which violation or liability is unresolved.  Neither the Company nor any Company Subsidiary is a party or subject to any Order under any Environmental Law;

(iii)          there have been no releases of Hazardous Materials at, on, under or from any location that have resulted in or are reasonably likely to result in an obligation by the Company or any Company Subsidiary to report, investigate, remediate or otherwise respond to such releases in accordance with Environmental Law or otherwise have resulted in or are reasonably likely to result in material liability to the Company or any Company Subsidiary under any Environmental Law with respect to such releases; and

(iv)          neither the Company nor any Company Subsidiary has entered into any written agreement or incurred any legal obligation that may require it to pay to, reimburse, or indemnify any other Person from or against liabilities or costs in connection with any Environmental Law, or relating to the generation, manufacture, use, transportation or disposal of or exposure to Hazardous Materials.

(b)           The Company has delivered or otherwise made available for inspection to Parent correct and complete copies of any reports, investigations, audits, assessments (including Phase I or II environmental site assessments), studies or other material documents in the possession of or reasonably available to the Company or any Company Subsidiary pertaining to (i) any unresolved claims arising under or related to any Environmental Law, (ii) the environmental condition of any property currently or formerly owned, operated or leased by the

Company or any Company Subsidiary or (iii) the Company’s or any of Company Subsidiary’s compliance with Environmental Laws.

3.17.       Customers and Suppliers.  Section 3.17 of the Company Disclosure Letter sets forth (a) the twenty (20) largest customers (by revenue) of the businesses of the Company and each Company Subsidiary (on a consolidated basis) during the twelve months ended June 30, 2018 and (b) the twenty (20) largest suppliers (by cost) of the businesses of the Company and each Company Subsidiary (on a consolidated basis) during the twelve months ended June 30, 2018.  Since June 30, 2018, no such customer or supplier has canceled or otherwise terminated, or to the Knowledge of the Company, threatened to cancel or otherwise terminate or materially and adversely modify its relationship with the Company or any Company Subsidiary, or has decreased materially, or to the Knowledge of the Company, threatened to decrease materially, the quantity of products or services purchased from or sold to, as the case may be, the businesses of the Company or any Company Subsidiary.

3.18.       Product Warranty.  Each product manufactured, sold, leased, delivered or distributed (including the featured and functionality offered thereby) or service provided or rendered by the Company or any Company Subsidiary complies in all material respects with all applicable contractual specifications, requirements and covenants and all express and implied warranties made by the Company or any Company Subsidiary and is not subject to any term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions for such product or service, the correct and complete forms of such terms and conditions are set forth in Section 3.18 of the Company Disclosure Letter, and neither the Company nor any Company Subsidiary has any material liability for replacement, repair or other damages in connection with such product or service.

3.19.       Foreign Corrupt Practices Act; Anti-Corruption.

(a)           Since January 1, 2014, neither the Company, any Company Subsidiary nor any of their respective officers, directors or employees or any Representative (including any distributor, reseller, systems integrator, value-added reseller, consultant, independent contractor, referral partner or other channel partner) acting on behalf of the Company, any Company Subsidiary or any of their respective officers, directors or employees, has directly or indirectly made, offered to make, or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services, in violation of, to the extent applicable, the FCPA, the U.S. Travel Act, the U.K.  Bribery Act 2010, Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Law, rule or regulation relating to anti-corruption or anti-bribery (the “Anti-Corruption Laws”).  Without limiting the foregoing, neither the Company, any Company Subsidiary, nor any of their respective officers, directors or employees or any Representative (including any distributor, reseller, systems integrator, value-added reseller, consultant, independent contractor, referral partner or other channel partner) acting on behalf of the Company or any Company Subsidiary, has directly or indirectly offered or given anything of value to (i) any official, any political party or official thereof or any candidate for political office or (ii) any Person, while knowing that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to any official, to any political party or official thereof or to any candidate for political office, in the case of each of clauses (i) and (ii) above, for the purpose of (A) influencing any act or decision of such official, political party, party official or candidate in his, her or its official capacity, including influencing such official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such official, political party, party official or candidate, or securing any improper advantage or (B) inducing such official, political party, party official or candidate to use his, her or its influence with a Governmental Authority or instrumentality thereof to affect or influence any act or decision of such Governmental Authority or instrumentality, in order to assist the Company or any Company Subsidiary in obtaining or retaining business for or with, or directing business to, any Person.

(b)           Neither the Company, nor any Company Subsidiary, nor any of the Company’s or any Company Subsidiary’s respective Representatives (including any distributor, reseller, systems integrator, value-added reseller, consultant, independent contractor, referral partner or other channel partner) acting on behalf of the Company or any Company Subsidiary (i) is under external or internal investigation for (A) any violation of the Anti-Corruption Laws, (B) any alleged irregularity, misstatement or omission arising under or relating to any Contract between such Person and any Governmental Authority, or any instrumentality thereof or (C) any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, any political party or official thereof or any candidate for political office, (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Authority with respect to any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process with respect to allegations of potential violation of the Anti-Corruption Laws.

(c)           The Company and each Company Subsidiary maintain a system or systems of internal controls reasonably designed to (i) ensure compliance with the Anti-Corruption Laws and (ii) prevent and detect violations of the Anti-Corruption Laws.

3.20.       Customs and International Trade Laws.

(a)           Since January 1, 2013, the Company and each Company Subsidiary have been in compliance with all applicable Customs & International Trade Laws and there are no unresolved formal claims concerning the liability of the Company or any Company Subsidiary under such Laws.  Without limiting the foregoing, (i) at all times since January 1, 2013, the Company and each Company Subsidiary and, to the Knowledge of the Company, all Persons acting on their behalf have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import, reexport or transfer of goods, services, software and technology required for the operation of the respective businesses of the Company and each Company Subsidiary, including Customs & International Trade Authorizations, (ii) since January 1, 2013, no Governmental Authority has initiated any Proceedings or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against any of the Company or any Company Subsidiary or any of their respective directors, officers, employees or agents in connection with any actual or alleged violation of any applicable Customs &

International Trade Laws and (iii) since January 1, 2013, there have been no claims, investigations or requests for information by a Governmental Authority with respect to the Company’s and each Company Subsidiary’s Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws.

(b)           Neither the Company nor any Company Subsidiary, and no director, officer or employee of any of the Company or its Subsidiaries, (i) is a Sanctioned Person or (ii) has pending or threatened claims against it with respect to Sanctions.

(c)           Each of the Company and each Company Subsidiary and any director, officer or, to the Knowledge of the Company, other employee thereof (i) is in compliance with, and, since January 1, 2013, has not violated, any Sanctions and (ii) has in place adequate controls and systems reasonably designed to ensure compliance with Laws pertaining to Sanctions in each of the jurisdictions in which the Company or any Company Subsidiary do, or in the past have done, business.

3.21.       FDA and Related Matters.

(a)           The Company and each Company Subsidiary possess all Registrations required to conduct their respective businesses as currently conducted, and Section 3.21(a) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of such Registrations.  Each such Registration is valid and subsisting in full force and effect.  To the Knowledge of the Company, neither the U.S. Food and Drug Administration (the “FDA”) nor any comparable Regulatory Authority or Governmental Authority is considering limiting, suspending or revoking any such Registration or changing the marketing classification or labeling of the products of the Company and any Company Subsidiary.  To the Knowledge of the Company, there is no material false or misleading information or material omission in any product application or other submission, notification or report to the FDA or any comparable Regulatory Authority or Governmental Authority.  The Company and each Company Subsidiary are in compliance with, and have fulfilled and performed in all material respects their respective obligations under, each such Registration, and, to the Knowledge of the Company, no event has occurred or condition or state of facts exists which would constitute a material breach or default or would cause revocation or termination of any such Registration.  To the Knowledge of the Company, any third Person that is a manufacturer or contractor for the Company or any Company Subsidiary is in compliance in all material respects with all Registrations insofar as they pertain to the manufacture of product components, accessories, parts or products for the Company or any Company Subsidiary, as applicable.

(b)           All products developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported by or on behalf of the Company or any Company Subsidiary that are subject to the jurisdiction of the FDA or any comparable Regulatory Authority or Governmental Authority have been and are being developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported and exported, as applicable, in all material respects in compliance with FDA Laws, any comparable Laws enforced by any other Regulatory Authority or Governmental Authority that has jurisdiction over the operations of the Company or any Company Subsidiary, or any other Law, including those with respect to non-clinical research, clinical research, establishment registration, device listing, premarket notification, quality system regulation, labeling, advertising, record-keeping, device importation and exportation, adverse event and malfunction reporting and reporting of corrections and removals.  To the Knowledge of the Company, except as would not be material to the Company and each Company Subsidiary, taken as a whole, any third Person that is a manufacturer or contractor for the Company or any Company Subsidiary is in compliance with all FDA Laws or any other Law insofar as they pertain to the manufacture of product components, accessories, parts or products for the Company or any Company Subsidiary.

(c)           There are no Proceedings pending or threatened in writing by or on behalf of the FDA or any other Regulatory Authority or Governmental Authority that has jurisdiction over the operations of the Company and any Company Subsidiary.  Except as set forth in Section 3.21(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter”, notice of FDA action for import detention or refusal, or any other notice from the FDA or any other Regulatory Authority or Governmental Authority alleging or asserting noncompliance with any Laws or Registrations.  Neither the Company nor any Company Subsidiary is subject to any obligation arising under an administrative, enforcement or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable Regulatory Authority or Governmental Authority.  The Company and each Company Subsidiary has made all notifications, submissions, responses and reports required by FDA Laws or any other Law, including any such obligation arising under any administrative, enforcement or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response, or commitment made to or with the FDA or any comparable Regulatory Authority or Governmental Authority and all such notifications, submissions and reports were correct and complete in all material respects as of the date of submission to the FDA or any comparable Regulatory Authority or Governmental Authority.  To the Knowledge of the Company, no basis for liability exists with respect to any such notification, submission, or report.

(d)           Except as set forth in Section 3.21(d) of the Company Disclosure Letter, no product distributed or sold by or on behalf of the Company or any Company Subsidiary has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product, (ii) a change in the labeling of any such product or (iii) a termination, seizure,  or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any such product.  No Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, removal, suspension, import detention, seizure or similar action of any such product are pending or threatened in writing against the Company or Company Subsidiary.  Neither the Company nor any Company Subsidiary has received any notice from the FDA or any comparable Regulatory Authority or Governmental Authority that any product distributed or sold by or on behalf of the Company or any Company Subsidiary cannot be developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported substantially in the manner presently performed or contemplated by or on behalf of the Company.

(e)           All preclinical and clinical investigations sponsored or conducted by or on behalf of the Company or any Company Subsidiary have been and are being conducted in material compliance with all applicable Laws, including FDA Laws, applicable research protocols, institutional review board or other ethics committee requirements, and federal and state laws, rules, regulations relating to patient privacy requirements or restricting the use and disclosure of individually identifiable health information.  No clinical trial sponsored or conducted by or on behalf of the Company or any Company Subsidiary has been terminated, suspended or placed on clinical hold prior to completion by the FDA, any other applicable Governmental Authority or Regulatory Authority, or any institutional review board or other ethics committee that has or has had jurisdiction over such clinical trial, and neither the FDA nor any other applicable Governmental Authority or Regulatory Authority, nor any institutional review board or other ethics committee that has or has had jurisdiction over a clinical trial conducted or sponsored by or on behalf of the Company or any Company Subsidiary, has ordered or commenced, or threatened in writing to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay, or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or any Company Subsidiary or, to the Knowledge of the Company, alleged any violation of any FDA Law in connection with any such clinical trial.

(f)            To the Knowledge of the Company, all data generated by the Company and any Company Subsidiary with respect to their respective products that has been provided to their respective customers or otherwise made public is accurate and truthful in all material respects.

3.22.       Healthcare Regulatory Compliance.

(a)           Neither the Company, any Company Subsidiary nor any of its or their respective officers, directors, managing employees (as those terms are defined in 42 C.F.R. Section 1001.2), nor, to the Knowledge of the Company, any agent (as such term is defined in 42 C.F.R. Section 1001.2) of the Company or any Company Subsidiary, is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Federal Health Care Program Laws.

(b)           Neither the Company, any of Company Subsidiary nor any of its or their respective officers, directors, managing employees (as those terms are defined in 42 C.F.R. Section 1001.2), nor, to the Knowledge of the Company, any agent (as such term is defined in 42 C.F.R. Section 1001.2) of the Company or any Company Subsidiary (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program, (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program, (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code (the “SSA”), (iv) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or (v) is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.  “Federal Health Care Program” has the meaning specified in Section 1128B(f) of the SSA and includes the Medicare, Medicaid and TRICARE programs.

(c)           Neither the Company, any Company Subsidiary nor any of its or their respective officers, directors, managing employees (as those terms are defined in 42 C.F.R. Section 1001.2), nor, to the Knowledge of the Company, any agent (as such term is defined in 42 C.F.R. Section 1001.2) of the Company or any Company Subsidiary has engaged in any activity that is in violation of, or is cause for civil or criminal penalties, mandatory or permissive exclusion from, a Federal Health Care Program or other administrative sanction under, the federal Medicare or federal or state Medicaid statutes, Section 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. Sections 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. Section 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. Section 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. Sections 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. Section 3801 et seq.) or any analogous state statutes, the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (e.g., 18 U.S.C. Sections 1035 and 1347), the Physician Payment Sunshine Act (42 U.S.C. Section 1320a-7h), or related regulations, or any other Laws that govern the health care industry or relationships among health care providers, suppliers, distributors, manufacturers and patients (the “Federal Health Care Program Laws”), including the following:

(i)            knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii)           knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii)          knowingly and willfully soliciting, arranging or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for or in connection with referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program or (B) in return for purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering, any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

(iv)          knowingly and willfully offering, arranging or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (A) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program or (B) to purchase, lease or order, or arrange for or recommend purchasing, leasing or ordering, any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program unless such offer or payment fully complied with applicable statutory or regulatory safe harbors; and

(v)           any other activity that violates any Law relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

(d)           No Person has filed or has threatened in writing to file against the Company or any Company Subsidiary an action relating to any FDA Law or Federal Health Care Program Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. Section 3729 et seq.).

(e)           The Company and each Company Subsidiary are in compliance in all material respects with HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or the regulations contained in 45 C.F.R. Parts 160 and 164 (the “Federal Privacy and Security Regulations”), as well as applicable requirements of corollary international Laws, including the EU General Data Protection Regulation (2016/679), EU Data Protection Directive 95/46/EC, and national implementations thereof.  The Company and each Company Subsidiary have operated its business in compliance in all material respects with all Laws, clinical trial protocols, and contractual or other requirements relating to personal information, medical records and medical or personal information privacy that regulate or limit the maintenance, use, disclosure or transmission of medical records, clinical trial data, patient information or other personal information made available to or collected by the Company and each Company Subsidiary, as applicable, in connection with the operation of its business, including the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164 (subparts A and E), the Security Standards at 45 C.F.R. Parts 160 and 164 (subparts A and C) and the Standards for Electronic Transactions and Code Sets at 45 C.F.R. Parts 160 and 162 promulgated under HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act.  To the Knowledge of the Company, neither the Company nor any Company Subsidiary is under investigation by any Governmental Authority for a violation of HIPAA or the Federal Privacy and Security Regulations.  To the Knowledge of the Company, neither the Company nor any Company Subsidiary is a “covered entity” as that term is defined in HIPAA and is not in breach in any material respect of any “business associate contract”, as described in 45 C.F.R. Section 164.504(e).  The Company and each Company Subsidiary have been in compliance in all material respects with federal and state data breach Laws.

(f)            The Company has adopted all legally required  healthcare compliance policies, procedures and training required to fulfill its regulatory obligations, and the Company’s interactions with healthcare professional, provider and hospital customers.

(g)           Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and each Company Subsidiary, taken as a whole, (i) all agreements or other arrangements between the Company or any Company Subsidiary, on the one hand, and any health care professionals or providers, on the other hand, for services are in writing, describe bona fide services required by the Company or Company Subsidiary, as the case may be, provide for compensation that is no more than fair market value for such services determined as of the effective date of such agreement, and are in material compliance with the Federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)) (“AKS”),

(ii) all agreements or arrangements with health care professionals or providers for services to or investments in the Company or any Company Subsidiary, directly or indirectly, to which the Company or any Company Subsidiary is a party as of the date of this Agreement are referenced on Section 3.22(g) of the Company Disclosure Letter, including correct and complete details as to amounts paid thereunder in 2017, (iii) all payments made and things of value provided by the Company or any Company Subsidiary to any health care professionals or providers for services rendered by such health care professional have been made at fair market value determined as of the effective date of any such agreement and are in material compliance with AKS and (iv) all such agreements, arrangements, payments and things of value are in compliance in all material respects with all Laws, including all Federal Health Care Program Laws.

3.23.       Insurance.  Section 3.23 of the Company Disclosure Letter sets forth all material insurance policies maintained by or on behalf of the Company or any Company Subsidiary as of the date of this Agreement.  The Company and each Company Subsidiary have paid, or caused to be paid, all premiums due under all material insurance policies of the Company and each Company Subsidiary, and all such insurance policies are in full force and effect.  As of the date of this Agreement, neither the Company nor any Company Subsidiary has received (a) notice that they are in default with respect to any obligations under such policies or (b) notice of cancellation or termination with respect to any such existing material insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any such existing material insurance policy.  Neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, in each case, other than as would not be material to the Company and the Company Subsidiaries, taken as a whole.  To the Company’s Knowledge, as of the date of this Agreement no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation, and no notice of cancellation or termination, other than in accordance with the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

3.24.       Takeover Statutes.  The Company Board of Directors has taken such actions and votes as are necessary to render any “fair price”, “moratorium”, “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (including Section 203 of the DGCL) inapplicable to this Agreement, the Merger, the Tender Agreements or any other transactions contemplated hereby.

3.25.       Brokers.  No investment banker, broker, finder or other intermediary (other than Moelis & Company (“Moelis”), the fees and expenses of which will be paid by the Company) is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.  Correct and complete copies of all agreements between the Company and Moelis have been delivered to Parent.

3.26.       Opinion of Financial Advisors.  The Company Board of Directors has received the opinion of Moelis, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock.  As of the date of this Agreement, such opinion has not been withdrawn, revoked or otherwise modified.

3.27.       Information in the Offer Documents and the Schedule 14D-9.  The information supplied by the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9, including any amendments thereof and supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Schedule 14D-9, including any amendments thereof and supplements thereto, will comply in all material respects with the requirements of Laws and, on the date filed with the SEC and on the date first published or sent or delivered to the holders of the Shares, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9, including any amendments thereof and supplements thereto, based on information furnished by Parent or Merger Sub for inclusion therein.  The Company has obtained all necessary consents to permit the inclusion in its entirety, and a fair summary of the analysis underlying, the fairness opinion of Moelis in the Schedule 14D-9, including any amendments thereof and supplements thereto.  As of the date of this Agreement, no member of the Company Board of Directors or executive officer of the Company has informed the Company that his or her current, affirmative intention is not to tender all Shares, if any, beneficially owned by him or her in accordance with the Offer.

3.28.       Interested Party Transactions.  Neither the Company nor any Company Subsidiary is a party to or bound by any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company Stock Plans) with any Affiliate, stockholder that beneficially owns two percent (2%) or more of the outstanding Company Common Stock, or current or former director or executive officer of the Company.  No event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company in accordance with Item 404 of Regulation S-K promulgated by the SEC.

SECTION 4 - REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

4.1.         Organization; Qualification.  Each of Parent and Merger Sub is a corporation validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to conduct its business and to own, lease and operate its properties and assets.  Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its obligations under this Agreement or to consummate the Merger and pay the Merger Consideration, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated hereby (a “Parent Material Adverse Effect”).

4.2.         Authority Relative to Agreement.  Each of Parent and Merger Sub have all necessary corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by Parent and Merger Sub and (except for the filing of the Certificate of Merger with the Delaware Secretary of State) no other corporate action or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

4.3.         No Conflict; Required Filings and Consents.

(a)           Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with this Agreement, will (i) violate any provision of the Parent Organizational Documents, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 4.3(b) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person in accordance with any Contract to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           No Consent of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC in accordance with the Exchange Act or the Securities Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) applicable requirements in accordance with foreign qualification, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of the NYSE, (v) the approval of Parent, as the sole stockholder of Merger Sub, of the Merger, (vi) such other items required solely by reason of the participation and identity of the Company in the transactions contemplated hereby, (vii) compliance with and filings or notifications in accordance with Antitrust Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Law.

4.4.         Information in the Offer Documents and the Schedule 14D-9.  The information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9, including any amendments thereof and supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Schedule TO, including any amendments thereof and supplements and exhibits thereto, will comply in all material respects with the requirements of Laws and, on the date filed with the SEC and on the date first published or sent or delivered to the holders of the Shares, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that neither Parent nor Merger Sub makes any representation or warranty with respect to statements made in the Schedule TO, including any amendments thereof and supplements or exhibits thereto, based on information furnished by the Company for inclusion therein.

4.5.         Litigation.  As of the date of this Agreement, (a) there is no Proceeding pending or any Proceeding threatened in writing against Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries and (b) there is no Order outstanding against, or involving, Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries that, in the case of each of clauses (a) and (b) above, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.6.         Brokers.  No investment banker, broker, finder or other intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission from the Company in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

4.7.         Sufficient Funds.  Parent will have, as of the Closing Date, sufficient cash to consummate the Merger and the other transactions contemplated hereby that require payment on the Closing Date.  The obligations of Parent and Merger Sub hereunder are not subject to any condition with respect to Parent’s or Merger Sub’s ability to obtain financing for the Merger and the other transactions contemplated hereby.

4.8.         Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.  Merger Sub has no outstanding options, warrants, rights or any other agreements in accordance with which any Person other than Parent may acquire any security of Merger Sub.  Merger Sub has not engaged in any business activities or conducted any operations and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than in connection with the Merger and the other transactions contemplated hereby and as incidental to its organization and existence.

4.9.         No Interested Stockholder.  Neither Parent nor any of its Subsidiaries nor any “affiliate” (as such term is defined in Section 203 of the DGCL) of Parent or any of its Subsidiaries, is, or has been at any time, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company.  None of Parent, Merger Sub or any of their controlled Affiliates, directly or indirectly, beneficially owns any Company Common Stock, other than shares beneficially owned through benefit or pension plans.

4.10.       No Other Representations or Warranties.  Other than the representations and warranties expressly set forth in Section 4 of this Agreement, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries.  Parent and Merger Sub each agrees that, other than the representations and warranties expressly set forth in Section 3 of this Agreement, (a) neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty other than those expressly set forth in Section 3 of this Agreement, (b) no Person other than the Company has been authorized by the Company or any Company Subsidiary, as applicable, to make any representation or warranty relating to the Company or any Company Subsidiary or the business of the Company or any Company Subsidiary or otherwise in connection with the Merger and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) except to the extent the subject of any representation or warranty expressly set forth in Section 3 of this Agreement, any estimates, projections, predictions, data, financial information, memoranda, presentations or other materials or information provided to Parent, Merger Sub or any of their representatives are not, and will not be deemed to be or include, representations or warranties.

SECTION 5 - COVENANTS AND OTHER AGREEMENTS

5.1.         Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1 (such period, the “Pre-Closing Period”), except (a) as required by Law, (b) as may be consented to in writing by Parent (not to be unreasonably withheld, conditioned or delayed), (c) as may be required in accordance with this Agreement or (d) as set forth in Section 5.1 of the Company Disclosure Letter, (i) the Company will, and will cause each Company Subsidiary to, conduct the business of the Company and each Company Subsidiary in the ordinary course of business and in a manner consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve its assets and business organization intact in all material respects and maintain its existing business relations and goodwill with customers, suppliers, licensors, distributors, Governmental Authorities, independent contractors, employees, business partners and others having material business relationships with it and (ii) without limiting the generality of clause (i) above, the Company will not, and will cause each Company Subsidiary not to:

(a)           amend or otherwise change the Certificate of Incorporation or the Bylaws (or such similar organizational or governing documents of any Company Subsidiary);

(b)           adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend, the Company’s or any Company Subsidiary’s securities, including any options, equity or equity-based compensation, warrants, convertible securities or other rights of any kind to acquire any of such securities;

(c)           issue, sell, pledge, modify, transfer, dispose of, encumber or grant, or authorize the same with respect to, directly or indirectly, any of the Company’s or any Company Subsidiary’s securities, including any options, equity or equity-based compensation, restricted stock, restricted stock units, warrants, convertible Securities or other rights of any kind to acquire such securities; provided, however, that the Company may issue Shares (i) upon the exercise of Company Options or vesting or settlement of Company RSUs, in each case, as disclosed on Section 3.2(a) of the Company Disclosure Letter and (ii) upon the exercise of the Warrants outstanding as of the date of this Agreement in accordance with the applicable terms of such Warrant;

(d)           declare, set aside, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Company’s or any Company Subsidiary’s securities;

(e)           (i) establish, adopt, enter into, amend, or terminate any Benefit Plan, or any plan, program, policy, practice, agreement or other arrangement that would be a Benefit Plan if it had been in existence on the date of this Agreement (other than offer letters that provide for at-will employment without any severance or change in control benefits) other than amendments that have an immaterial impact on cost to a Benefit Plan that is a broad-based employee benefit plan, (ii) grant or pay any bonus, incentive, change in control, retention, severance, termination, or profit-sharing award or payment, or increase the base salary and/or cash bonus opportunity or other compensation of any director, officer, employee, or independent contractor of the Company or any Company Subsidiary, except in each case, (A) as required by Law or required in accordance with a Benefit Plan in effect as of the date of this Agreement, so long as such Benefit Plan has been disclosed as of the date of this Agreement on the Company Disclosure Letter or (B) any such action taken in the ordinary course of business consistent with past practice with respect to the compensation of any non-officer employee whose annual base salary does not exceed $200,000 after giving effect to such increase (including, for the avoidance of any doubt, any such increase as a result of an employee’s promotion), (iii) except as required by any Benefit Plan in existence or adopted in accordance with this Agreement, accelerate or take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee, or consultant of the Company or any Company Subsidiary, (iv) communicate with the employees of the

Company or any Company Subsidiary with respect to the compensation, benefits or other treatment they will receive following the Effective Time, unless such communication is (A) approved by Parent in advance of such communication or (B) required by Law or (v) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(f)            hire, engage, promote or terminate the employment or engagement of (other than for cause, death or disability) any employee or individual independent contractor who will earn annual base compensation in excess of $200,000;

(g)           take any action requiring notice to employees, or triggering any other obligations, in accordance with the WARN Act or any similar state, local or foreign Law;

(h)           make any loan or advance to (other than travel and similar advances to its employees in the ordinary course of business and consistent with past practice), or capital contribution to, or investment in, any Person (other than any wholly owned Company Subsidiary) in excess of $200,000 in the aggregate;

(i)            forgive any loans or advances to any officers, employees or directors of the Company or any Company Subsidiary, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons in accordance with an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of the Company or any Company Subsidiary;

(j)            acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, any division of any of the foregoing, any equity interest in any of the foregoing, any real estate or all or any material portion of the assets, business or properties of any Person;

(k)           (i) sell, pledge, dispose of, transfer, abandon, lease, license, mortgage, incur any Lien (other than Permitted Liens) (including under any sale-leaseback transaction or an asset securitization transaction) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, properties or rights of the Company or any Company Subsidiary except sales of product inventory in the ordinary course of business and consistent with past practice, in each other than (A) the imposition of liens or encumbrances under the Company’s Existing Credit Agreements and which will be released in connection with the consummation of the transactions contemplated hereby or (B) or as otherwise provided in Section 5.1(u)(i), (ii) enter into any new line of business or (iii) create any new Subsidiary;

(l)            (i) pay, discharge or satisfy any Indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation (other than Indebtedness incurred by the Company or any wholly owned Company Subsidiary and owed to the Company or any wholly owned Company Subsidiary) or (ii) cancel any material Indebtedness (individually or in the aggregate) or settle, waive or amend any claims or rights of substantial value ;

(m)          (i) incur, create, assume or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for any Indebtedness, including by the issuance of any debt security, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for any Indebtedness of any Person, including by the issuance of any debt security and the assumption or guarantee of obligations of any Person (or enter into a “keep well” or similar arrangement) or (iii) issue or sell any debt securities of the Company or any Company Subsidiary, including options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary;

(n)           negotiate, amend, extend, renew, terminate or enter into, or agree to any amendment or modification of, or waive, release or assign any rights in accordance with, any Company Material Contract, any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or any Lease for any Company Leased Real Property, except, in the case of any Contract of the type described in Sections 3.13(a)(i), 3.13(a)(iv) and 3.13(a)(vii), in the ordinary course of business consistent with past practice; provided, however, that the foregoing exception will not apply to any Contract that requires or provides for any new consent, acceleration, termination or any other material right or consequence triggered in whole or in part by the Merger or any of the other transactions contemplated hereby;

(o)           negotiate, amend, modify, extend, enter into or terminate any Labor Agreement;

(p)           make any material change to its or any Company Subsidiary’s methods, policies and procedures of accounting, except as required by GAAP or Regulation S-X of the Exchange Act;

(q)           make or agree to make any capital expenditure exceeding $500,000 in the aggregate;

(r)            write up, write down or write off the book value of any material assets, except to the extent required by GAAP;

(s)            agree to or otherwise commence, release, compromise, assign, settle or resolve, in whole or in part, any threatened or pending Proceeding or insurance claim, other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by the Company or any Company Subsidiary of an amount not greater than $200,000 (net of insurance proceeds) in the aggregate;

(t)            fail to use reasonable best efforts to maintain in effect material insurance policies covering the Company and each Company Subsidiary and their respective properties, assets and businesses;

(u)           (i) sell, transfer, assign, lease, license or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any Person any rights to any Company Intellectual

Property material to the Company and each Company Subsidiary, taken as a whole (other than licensing non-exclusive rights for the primary purpose of (A) conducting clinical research, entered into with a clinical research organization, (B) material transfer, sponsored research or other similar matters, (C) establishing confidentiality or non-disclosure obligations, (D) conducting clinical trials or (E) manufacturing, labeling or selling the Company’s or any Company Subsidiary’s products), (ii) cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patents expiring in accordance with their terms or permitted to lapse in the ordinary course of business consistent with past practice) any Company Intellectual Property, (iii) fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any Company Registered IP (other than non-material items permitted to lapse in the ordinary course of business consistent with past practice), (iv) make any change in Company Intellectual Property that is or would reasonably be expected to materially impair such Company Intellectual Property or the Company’s or any Company Subsidiary’s rights with respect thereto, (v) disclose to any Person (other than Representatives of Parent and Sub), any Trade Secrets, know-how or confidential or proprietary information, except, in the case of confidential or proprietary information, in the ordinary course of business to a Person that is subject to confidentiality obligations or (vi) fail to take or maintain reasonable measures to protect the confidentiality and value of Trade Secrets included in the Company Owned IP;

(v)           except as required by Law, (i) make or change any material Tax election or adopt or change any material method of Tax accounting, (ii) file any material amended Tax Return, (iii) settle or compromise any audit, assessment or other Proceeding relating to a material amount of Taxes, (iv) agree to an extension or waiver of the statute of limitations with respect to federal income Taxes or other material Taxes, (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of any Law) with respect to any material Tax, (vi) surrender any right to claim a material Tax refund or (vii) take or permit any action or engage in any transaction outside the ordinary course of business from the date of this Agreement through the Effective Time which could give rise to a material U.S. income inclusion under Section 951 of the Code with respect to any Subsidiary that is a “controlled foreign corporation” as defined in Section 957 of the Code;

(w)          merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary; or

(x)           enter into any agreement, contract, commitment or arrangement to do, or adopt any resolutions approving or authorizing, or announce an intention to do, any of the foregoing.

5.2.         No Solicitation.

(a)           As of the date of this Agreement, the Company has ceased and terminated, and has caused its Representatives to cease and terminate, all solicitations, discussions, and negotiations with any Person with respect to any offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the transactions contemplated hereby, involving (i) any consolidation, business combination, recapitalization, restructuring, merger or similar transaction involving the Company or any Company Subsidiary pursuant to which any Person or group of related Persons would beneficially own or control, directly or indirectly, fifteen percent (15%) or more (on an as converted basis, if applicable) of any class of equity or voting Securities of the Company or any Company Subsidiary or any resulting parent company of the Company or any of its Subsidiaries, (ii) any liquidation or dissolution of the Company or any Company Subsidiary, (iii) any issuance by the Company, individually or in the aggregate in a series of connected transactions, of over fifteen percent (15%) of its equity securities or (iv) any sale, lease, exchange, transfer, license, acquisition or disposition of assets of the Company or Company Subsidiaries (including for this purpose the outstanding equity securities of a Company Subsidiary) for consideration equal to fifteen percent (15%) or more of the market value of all of the outstanding Shares on the last trading day prior to the date of this Agreement or fifteen percent (15%) of the consolidated total assets of the Company and each Company Subsidiary (each of clauses (i) through (iv) above, an “Acquisition Proposal”).  Except as provided in this Section 5.2, from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company will not and will cause its Representatives not to directly or indirectly (A) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to an Acquisition Proposal, (B) enter into any agreement providing for an Acquisition Proposal or (C) engage in negotiations or discussions with, or provide any non-public information or data to, any Person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal.  The Company agrees that any violations of the restrictions set forth in this Section 5.2 by any of its Representatives will be deemed to be a breach of this Agreement (including this Section 5.2) by the Company.  Subject to the other provisions of this Section 5.2, the Company and their Representatives may in any event (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (B) inform a Person that has made or, to the Knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this Section 5.2.

(b)           Nonetheless, prior to the acceptance of Shares in accordance with the Offer (the “Acceptance Time”), the Company and its Representatives may furnish non-public information concerning its business, properties or assets to any Person in accordance with a confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided, however, that no such confidentiality agreement will be required to include any standstill or similar provisions) and may participate in discussions and negotiations with such Person concerning, and facilitate such person in making, an Acquisition Proposal if, but only if, such Person has submitted a written proposal to the Company relating to such Acquisition Proposal that did not result from a breach of Section 5.2(a) by the Company and that the Company Board of Directors determines in good faith, after consultation with its financial advisor, is or would reasonably be expected to lead to a Superior Proposal.  From and after the date of this Agreement and prior to the Acceptance Time, the Company will promptly (and in any event within twenty-four (24) hours after any Director or executive officer of the Company becomes so aware) notify Parent if the Company or any Company Subsidiary or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations with respect to any Acquisition Proposal.  The Company will provide Parent promptly (and in any event within such twenty-four (24) hour period) with the identity of such Person and a correct and complete copy of such Acquisition Proposal, indication, inquiry or request (or, where such Acquisition Proposal is not in writing, a description of the material terms and conditions of such Acquisition Proposal, indication, inquiry or request), including any material modifications thereto.  The Company will keep Parent reasonably informed (orally or in writing) on a current basis (and in any event no later than twenty-four (24) hours after any Director or executive officer of the Company becomes aware of the occurrence of any material changes or developments) of the status of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, including furnishing copies of any draft new and revised versions of term sheets, letters of intent, offer letters, definitive agreements and similar documents with respect thereto.  Without limiting the foregoing, the Company will promptly (and in any event within twenty-four (24) hours) notify Parent orally or in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal.  The Company will not, and will cause each Company Subsidiary not to, enter into any agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information to Parent.  The Company will promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary provided or made available in accordance with this Section 5.2(b) which was not previously provided or made available to Parent.  For purposes of this Agreement, a “Superior Proposal” is an unsolicited bona fide written Acquisition Proposal to acquire more than fifty percent (50%) of the equity securities or consolidated total assets of the Company and each Company Subsidiary on terms which the Company Board of Directors determines in its good faith judgment to be more favorable to the holders of the Shares than the transactions contemplated hereby (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement, including the timing and likelihood of consummating the transactions contemplated by such proposal and this Agreement.

(c)           Except as set forth herein, neither the Company Board of Directors nor any committee thereof will (i) make any Company Adverse Recommendation Change or (ii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referenced in Section 5.2(b) entered into in the circumstances referenced in Section 5.2(b)).  The Company will promptly following a determination by the Company Board of Directors that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d)           Notwithstanding anything in Section 5.2(c) to the contrary, prior to the Acceptance Time, if (i) the Company receives a written Acquisition Proposal from a third Person, that did not result from a breach by the Company of Section 5.2(a) and (ii) the Company Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments of this Agreement that may be offered by Parent, the Company Board of Directors may, if it determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the holders of the Shares in accordance with Law, (A) effect a Company Adverse Recommendation Change or (B) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company will not terminate this Agreement in accordance with clause (B) above, and any purported termination in accordance with clause (B) above will be void and of no force or effect, unless in advance of or concurrently with such termination the Company (1) pays the fee required by and in accordance with Section 8.2 and (2) immediately following such termination enters into a binding definitive Alternative Acquisition Agreement for such Superior Proposal; provided, further, that the Company Board of Directors may not effect a change of its recommendation in accordance with clause (A) above or terminate this Agreement in accordance with clause (B) above unless (I) the Company has not materially breached its obligations in this Section 5.2 with respect to the applicable Acquisition Proposal, (II) the Company has provided prior written notice to Parent, at least four (4) business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice will specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and has contemporaneously provided a correct and complete copy of the then-proposed Alternative Acquisition Agreement with respect to such Superior Proposal, (III) prior to effecting such Company Adverse Recommendation Change or terminating this Agreement to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, the Company has, and have caused its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal and (IV) following any negotiation described in clause (III) above, the Company Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal.  In the event of any material revisions to the Superior Proposal after the start of the Notice Period, the Company is required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2(d) with respect to such new written notice, and the Notice Period will be deemed to have re-commenced on the date of such new notice, provided, however, that the four (4) business day period contemplated by the prior sentence will in such event be reduced to three (3) business days.  Any Company Adverse Recommendation Change will not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other Law to be inapplicable to the transactions contemplated hereby, including each of the Offer and the Merger, or to the Tender Agreements.

(e)           Nonetheless, the Company Board of Directors may make a Company Adverse Recommendation Change in the absence of an Acquisition Proposal if an event has occurred or circumstances have arisen (either, an “Intervening Event”) after the date of this Agreement not reasonably foreseeable prior to the date of this Agreement, and the Company Board of Directors has concluded in good faith, after consultation with its outside counsel, that failure to make a Company Adverse Recommendation Change on account of the Intervening Event would be inconsistent with its fiduciary duties, provided, however, that the Company Board of Directors will not make a Company Adverse Recommendation Change unless the Company has (i) provided to Parent at least four (4) business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the Intervening Event in reasonable detail and (ii) during such four (4) business day, or shorter, period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need or reason for the Company Adverse Recommendation Change.

(f)            The Company will promptly (but in no event later than two (2) business days after the date of this Agreement) demand that each Person that has executed a confidentiality agreement in connection with potential Acquisition Proposal prior to the date of this Agreement return (or destroy, to the extent permitted by the applicable confidentiality agreement) all confidential information furnished to such individual or entity by or on behalf of the Company or any Company Subsidiary.

(g)           Nothing in this Agreement will prohibit the Company Board of Directors from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act and (ii) making any disclosure to the stockholders of the Company that the Company Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with such directors’ fiduciary duties under applicable Law; provided, however, that any such disclosure referred to in clauses (i) or (ii) above that relates to an Acquisition Proposal will be deemed to be a Company Adverse Recommendation Change unless (x) the Company Board of Directors expressly reaffirms the Company Recommendation in such disclosure or (y) such disclosure is a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(b) promulgated under the Exchange Act; provided, further, that this Section 5.2(g) will not be deemed to permit the Company Board of Directors to make a Company Adverse Recommendation Change or to take any of the actions referred to in Section 5.2(d) or Section 5.2(e), except, in each case, to the extent expressly permitted by Section 5.2(d) or Section 5.2(e), as applicable.

5.3.         Merger Sub.  Parent will take all actions necessary to cause Merger Sub to perform its obligations in accordance with this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.  All obligations of Merger Sub under this Agreement will be deemed joint obligations of Parent, as a principal obligor thereof and not merely as guarantor.

5.4.         Rule 16b-3 Matters.  Prior to the Effective Time, the Company will take all such actions as may be reasonably necessary or advisable (to the extent permitted under Law and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Law.

5.5.         Rule 14d-10(d)(1).  The Company will take all actions as may be required to cause all employment compensation, severance, and employee benefit agreements and arrangements entered into by the Company or any Company Subsidiary or contemplated hereby with any of their respective officers, directors or employees to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) promulgated under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rules 14d-10(d)(1) promulgated under the Exchange Act.  The Company will provide Parent with correct and complete copies of all such actions.

5.6.         Repayment and Termination of Existing Credit Agreements.  At least two (2) business days prior to the Closing Date, the Company will deliver to Parent an executed copy of a customary payoff letter from the agents under the Existing Credit Agreements in form and substance reasonably satisfactory to Parent relating to the repayment in full of all obligations thereunder or secured thereby, the termination of all commitments in connection therewith and the release of all Liens securing the obligations thereunder, in each case, effective as of the Closing (the “Payoff Letter”).  The Company will, and will cause each Company Subsidiary to, deliver to Parent (or the agent under the Existing Credit Agreements, in the case of prepayment and termination notices) at or prior to the Closing, in form and substance reasonably satisfactory to Parent, all of the documents, filings and notices required for the termination of commitments under the Existing Credit Agreement and the release of all Liens securing the obligations thereunder, including the filing of UCC releases, termination of control agreements and delivery of possessory collateral, which will, in each case, be subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding under the Existing Credit Agreements.  At the Closing, Parent will pay, or cause to be paid, in full and in immediately available funds, all amounts outstanding and then due and payable under the Existing Credit Agreements in accordance with the Payoff Letter.

5.7.         Director Resignations.  Prior to the Effective Time, the Company will use its reasonable best efforts to cause each director of the Company and each Company Subsidiary to execute and deliver a letter effectuating such director’s resignation, effective as of the Effective Time, as a director of the Company or such Company Subsidiary, as applicable.

5.8.         Employee Matters.

(a)           For the period commencing at the Effective Time and ending on the earlier of (x) the date that is twelve (12) months following the Effective Time and (y) the date on which the employment of an employee of the Company or any Company Subsidiary who continues his or her employment with Parent, the Surviving Corporation or any of their respective Affiliates following the Effective Time (each, a “Continuing Employee”) terminates, Parent, the Surviving Corporation or any of their respective Affiliates will provide each Continuing Employee with (i) an annual base salary, at least equal to the annual base salary, provided to such Continuing Employee immediately prior to the Effective Time, (ii) cash bonus or incentive opportunities that are no less favorable than the cash bonus or incentive opportunities provided to  similarly situated employees of Parent and its Affiliates, and (iii) employee benefits that are no less favorable (in the aggregate) to the employee benefits (including severance benefits but excluding for such purposes any equity or equity-related awards, transaction and change-in-control bonuses and benefits, and any defined benefit pension benefits) provided to similarly situated employees of Parent and its Affiliates; provided, however, that during the period commencing on the Effective Time and ending on the earlier of (x) the date that is six (6) months following the Effective Time and (y) the date on which the employment of a Continuing Employee terminates, Parent, the Surviving Corporation or any of their respective Affiliates may, in their discretion provide each Continuing Employee with employee benefits that are no less favorable (in the aggregate) to the employee benefits (including severance benefits but excluding for such purposes any equity or equity-related awards, transaction and change-in-control bonuses and benefits, and any defined benefit pension benefits) provided to such Continuing Employees immediately prior to the Effective Time.

(b)           Parent agrees that each Continuing Employee will, as of the Effective Time, receive full credit for service with the Company or any of its Subsidiaries prior to the Effective Time for purposes of determining eligibility to participate and vesting under the employee benefit plans, programs and policies of Parent, the Surviving Corporation or any of their respective Affiliates in which such Continuing Employee becomes a participant (excluding, for the avoidance of doubt, with respect to any equity or equity-related awards, transaction and change in control benefits, or defined benefit pension benefits), subject to the terms and conditions of such employee benefit plans, programs, and policies; provided, however, that nothing herein will result in the duplication of any benefits for the same period of service.  Parent agrees that each Continuing Employee shall, as of the Effective Time, receive full credit for service with the Company or any of its Subsidiaries prior to the Effective Time for purposes of determining the amount of benefits under the employee benefit plans, programs and policies of Parent, the Surviving Corporation or any of their respective Affiliates that provide for severance, paid-time off and vacation in which such Continuing Employee becomes a participant. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Affiliates for the benefit of Continuing Employees (including any medical, dental, pharmaceutical or vision benefit plans), Parent will, subject to the terms and conditions of the applicable health or welfare benefit plan, (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements or required physical examinations, actively-at-work requirements and the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the comparable health or welfare benefit plan of the Company or any of its Subsidiaries immediately prior to the Effective Time and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid (or otherwise deemed paid) by such Continuing Employee under any similar Benefit Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, for the plan year in which the Effective Time occurs; provided, however, that Parent’s obligations under this clause (ii) will be subject to its receipt of all necessary information, from either the Company or such Continuing Employee, related to such amounts paid by such Continuing Employee.

(c)           If the Company’s 401(k) Plan terminates prior to the scheduled expiration date of the Offer pursuant to Section 6.7, each Continuing Employee who is a participant in the Company’s 401(k) Plan will be allowed to participate, effective as of the Effective Time, in a tax qualified plan which includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code that is sponsored by Parent or an Affiliate of Parent (the “Parent 401(k) Plan”).  In the event that the Company’s 401(k) Plan terminates in accordance with the foregoing sentence, Parent will, or will cause an Affiliate to, take all actions reasonably necessary so that the Parent 401(k) Plan will accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans to the extent administratively practicable) from the Company’s 401(k) Plan and Parent (or its Affiliate) will thereafter maintain such loan under the Parent 401(k) Plan.

(d)           The provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) will be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 will create such rights in any such Persons.  Nothing herein will (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment of any Continuing Employee at any time and for any reason, (ii) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time or (iii) amend any Benefit Plans or other employee benefit plans or arrangements.

SECTION 6 - ADDITIONAL AGREEMENTS

6.1.         Nasdaq; Post-Closing SEC Reports.  During the Pre-Closing Period, the Company will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Laws and rules and policies of The Nasdaq Stock Market to enable the delisting by the Surviving Corporation of the Shares from The Nasdaq Stock Market and the deregistration of the Shares in accordance with the Exchange Act promptly after the Effective Time.  Parent will use commercially reasonable efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first (1st) business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”).  If the Surviving Corporation is reasonably likely to be required to file any reports in accordance with the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five (5) business days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”).  The Post-Closing SEC Reports provided by the Company in accordance with this Section 6.1 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with Laws.

6.2.         Access to Information.  During the Pre-Closing Period, Parent will be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of the Company and each Company Subsidiary as is reasonably necessary in connection with Parent’s investigation of the Company with respect to the transactions contemplated hereby.  Any such investigation and examination will be conducted at reasonable times upon reasonable advance notice and under reasonable circumstances, except as may otherwise be required or restricted by Law, so as to limit disruption to or impairment of the Company’s business, and the Company will cooperate fully therein.  No investigation by Parent will diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.  In order that Parent may have full opportunity to make such investigation, the Company will furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its Representatives to cooperate fully with such representatives of Parent in connection with such investigation.  Notwithstanding anything to the contrary herein, nothing in this Agreement or otherwise will require the Company or any Company Subsidiary to disclose any information to Parent if such disclosure would, upon the advice of counsel (and after notice to Parent) (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (ii) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party, provided that no such agreement will constrain the obligations of the Company set forth in Section 5.2); provided, further, that (A) the Company will use commercially reasonable efforts during the Pre-Closing Period to provide Parent with redacted versions of any documents withheld in accordance with clause (ii) above and (B) information will be disclosed subject to execution of a joint defense agreement in customary form, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Laws.  Any information or documents provided or obtained pursuant to this Section 6.2 will be subject to the Confidentiality Agreement.

6.3.         Public Disclosure.  The Company, Merger Sub and Parent agree that the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall each cause a separate press release announcing the execution and delivery of this Agreement, which shall not be issued prior to the approval of each of the Company and Parent. Thereafter, so long as this Agreement is in effect, neither Parent, Merger Sub nor the Company will disseminate any press release or other announcement concerning the Merger, the Offer, this Agreement or the other transactions contemplated hereby to any third Person, except as may be required by Law or by any listing agreement with a national stock exchange, without the prior consent of each of the other parties hereto, which consent will not be unreasonably withheld, conditioned or delayed.  Nonetheless, (a) the restrictions set forth in this Section 6.3 will not apply to any press release or other announcement (i) made by the Company with respect to, or in connection with, a Company Adverse Recommendation Change effected by the Company Board of Directors in accordance with this Agreement, (ii) made by the Company or Parent with respect to, or in connection with, an Acquisition Proposal, (iii) made by the Company or Parent concerning this Agreement, the Merger or the other transactions contemplated hereby in connection with a determination by the Company or the Company Board of Directors in accordance with Section 5.2(b) or 5.2(d) that an Acquisition Proposal constitutes a Superior Proposal, (iv) by the Company as contemplated by Section 5.2(g), or (v) by the Company or Parent with respect to  any dispute between the parties hereto with respect to this Agreement, the Merger or the other transactions contemplated hereby; provided, however, that in the case of each of clause (i) or (iv) above, to the extent not prohibited by Law, the disclosing party gives the other party reasonable advance notice of (including contents of) its intended press release or other announcement, and (b) to the extent the content of any press release or other announcement has been previously approved and made in accordance with this Section 6.3, no separate approval will be required with respect to a subsequent press release or other announcement if substantially consistent with a previously approved press release or announcement.

6.4.         Regulatory Filings; Reasonable Efforts.

(a)           As promptly as practicable after the date of this Agreement and in compliance with all applicable regulatory requirements, each of Parent, Merger Sub and the Company will make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with the Offer, the Merger and the other transactions contemplated hereby, including, (i) Notification and Report Forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice if required by the HSR Act (which should be submitted no later than ten (10) business days after the date of this Agreement), (ii) filings required by the merger notification or control Laws of any applicable jurisdiction, as agreed by the parties hereto and (iii) any filings required in accordance with the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” Laws and the securities Laws of any foreign country or any other Laws or rules and regulations of any Governmental Authority relating to the Offer and the Merger.  Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Authority in accordance with this Section 6.4 to comply in all material respects with all Laws and rules and regulations of any Governmental Authority.

(b)           Each of Parent, Merger Sub, and the Company will promptly supply the other with any information which may be reasonably required in order to effectuate any filings, applications, or responses to information requests in accordance with this Section 6.4.

(c)           Each of Parent, Merger Sub, and the Company will, unless prohibited by applicable Law or by the applicable Governmental Authority, promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party.   If Parent, Merger Sub, or the Company will receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to any applicable Laws (including Antitrust Laws) with respect to which any such filings have been made, then such party will use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and, unless prohibited by applicable Law or by the applicable Governmental Authority, after consultation with such other party, an appropriate response in compliance with such request.  In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, each of Parent, Merger Sub and the Company will (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Offer and the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep such other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer and the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to obtain approval, clearance, consents, or expiration of applicable waiting periods under the Antitrust Laws.

(d)           On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby, including complying in all material respects with all Laws and with all rules and regulations of any Governmental Authority and using its reasonable best efforts to accomplish the following (i) the causing of all the Offer Conditions and the conditions set forth in Section 7 to be satisfied and to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby, (ii) the obtaining of all reasonably requested actions or non-actions, waivers, consents, clearances, approvals, orders and authorizations from Governmental Authorities and the making of all reasonably requested registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any), (iii) the obtaining of all reasonably requested consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby, and to carry out fully the purposes of, this Agreement.  In connection with and without limiting the foregoing, the Company and the Company Board of Directors will, if any state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated hereby, use reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement and the other transactions contemplated hereby.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement in accordance with the terms hereof, the proper officers and directors of the Company, Parent and Merger Sub will use reasonable best efforts to take, or cause to be taken, all such necessary actions.  Parent will cause Merger Sub to fulfill all Merger Sub’s obligations in accordance with this Agreement.  To the extent so requested in writing by Parent with respect to any agreement referenced in Section 3.4(a), the Company will use its commercially reasonable efforts to obtain any consent, approval, or waiver with respect to such agreement(s); provided, however, neither the Company nor any Company Subsidiary will be required, in connection with the foregoing, to grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any Person in connection with seeking or obtaining its consent to the transactions contemplated by the foregoing that is not conditioned upon the Closing.  Nothing in this Agreement will require Parent, the Company or any Company Subsidiary, the Surviving Corporation or any other

Subsidiary of Parent to (a) sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, (b) agree or proffer to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner or (c) permit or agree to the sale, holding separate, licensing or other disposition of, any assets of Parent, the Surviving Corporation or any other Subsidiary of Parent or the Company, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Authority or any other Person or for any other reason, except assets of the Company the divestiture of which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

6.5.         Notification of Certain Matters; Litigation.

(a)           Each party hereto will deliver prompt notice to the other parties hereto of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty made in this Agreement by such party hereto to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time and (ii) any failure of such party hereto or any of its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case of clauses (i) and (ii) above, in a manner as would cause any Offer Condition to fail to be satisfied; provided, however, that (A) no such notification will affect the representations, warranties, covenants or agreements of the parties by such party, the conditions to the obligations of the parties by such party in accordance with this Agreement or the remedies available to the party receiving such notification and (B) an unintentional failure to give notice under this Section 6.5(a) will not be deemed to be a breach of covenant under this Section 6.5(a) but instead will only constitute, if applicable, a breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be.

(b)           Without limiting the terms of the preceding Section 6.5(a), the Company will, within twenty-four (24) hours after it has notice of any of the following notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any written notice or other material communication from any Governmental Authority in connection with the transactions contemplated hereby, (iii) any actions, suits, claims, investigations or proceedings instituted or threatened against the Company or any of its directors, officers or Affiliates, including by any holders of the Shares of the Company, before any court or Governmental Authority, relating to or involving or otherwise affecting the Company or any Company Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed in accordance with this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions or (iv) any actions, suits, claims, investigations or proceedings instituted or threatened against the Company or any of its directors, officers or Affiliates, including by any holders of the Shares of the Company, before any court or Governmental Authority, relating to the Offer or the Merger.  Parent will have the right to participate in the defense of any such actions, suits, claims, investigations or proceedings in accordance with clause (iv) above, and the Company will consult with Parent with respect to the defense or settlement of any such actions, suits, claims, investigations or proceedings, will consider Parent’s views with respect to such actions, suits, claims, investigations or proceedings, and will not settle or materially stipulate with respect to any such actions, suits, claims, investigations or proceedings without Parent’s written consent (not to be unreasonably withheld, conditioned or delayed).

6.6.         Indemnification.

(a)           Parent agrees that any rights to indemnification or exculpation now existing in favor of the directors or officers of the Company, the directors or officers of each Company Subsidiary and any other employee of the Company or a Company Subsidiary signatory to an indemnity agreement listed in Section 6.6(a) of the Company Disclosure Letter (the “Indemnified Parties” and, each, an “Indemnified Party”) as provided in their respective organizational documents or any agreement listed in Section 6.6(a) of the Company Disclosure Letter, providing for indemnification by the Company or any Company Subsidiary of such Indemnified Parties or other employees thereof, in each case, in effect as of the date of this Agreement, with respect to matters occurring at or prior to the Effective Time will survive the Merger and will continue in full force and effect for a period of six (6) years after the Effective Time.  During such period, Parent will not, nor will it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time on or prior to the Effective Time were directors or officers of the Company or directors or officers of any Company Subsidiary with respect to actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated hereby), unless such modification is required by Law; provided, however, that if any claim is asserted or made either prior to the Effective Time or within such six (6) year period, all rights to indemnification with respect to any such claim or claims will continue until disposition of all such claims.  From and after the Effective Time, Parent will guarantee and stand surety for, and will cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.6.

(b)           Prior to the Closing, the Company may, at its option, (a) purchase a six (6) year extended reporting period endorsement (a “Reporting Tail Endorsement”) with respect to the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) so long as the premium therefor would not be in excess of three hundred percent (300%) of the last annual premium paid prior to the Effective Time (such three hundred percent (300%), the “Maximum Premium”) or (b) allow Parent to arrange for the purchase of a Reporting Tail Endorsement with a premium therefor not in excess of the Maximum Premium.  In the event the Company does purchase the Reporting Tail Endorsement prior to the Closing, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain such Reporting Tail Endorsement in full force and effect for its full term.  Prior to purchasing a Reporting Tail Endorsement, the Company will provide Parent with an opportunity to arrange for the purchase of alternative coverage on terms and conditions no less advantageous to the Indemnified Parties. If either the Reporting Tail Endorsement or the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six (6) year period (or, with respect to such existing insurance, the annual premium in respect thereof exceeds the Maximum Premium), the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.

(c)           The covenants contained in this Section 6.6 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their respective heirs and will not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to applicable Law, contract or otherwise.  Unless required by Law, this Section 6.6 may not be amended, altered or repealed in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

(d)           In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, will assume the obligations set forth in this Section 6.6 to the extent such obligations are not assumed by operation of law.

6.7.         401(k).  If requested by Parent in writing (provided, that such written request is submitted to the Company at least five (5) business days prior to the scheduled expiration date of the Offer), the Company will terminate the Company’s 401(k) plan prior to the scheduled expiration date of the Offer.

6.8.         State Takeover Laws.  If any “fair price”, “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated hereby, the parties hereto will use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.9.         FIRPTA Certificate.  Prior to each of the Acceptance Time and the Effective Time, the Company will execute and deliver to Parent and Merger Sub a certificate (in a form reasonably acceptable to Parent and Sub) and related IRS notice conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h).

SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION
 OF PARTIES TO CONSUMMATE THE MERGER

7.1.         Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party hereto to effect the Merger will be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

(a)           Acceptance of Tendered Shares.  Merger Sub (or Parent on behalf of Merger Sub) will have accepted for payment all of the Shares validly tendered in accordance with the Offer and not properly withdrawn.

(b)           Statutes; Court Orders.  No order or injunction of a court of competent jurisdiction is in effect preventing or making illegal the consummation of the Merger.

7.2.         Frustration of Closing Conditions.  No party hereto may rely on the failure of any condition set forth in Section 7.1 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the transactions contemplated hereby, as required by and subject to Section 6.4(d), or whose action or failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of such condition to be satisfied.

SECTION 8- TERMINATION, AMENDMENT AND WAIVER

8.1.         Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Acceptance Time:

(a)           by mutual written consent of Parent and the Company duly authorized by the Board of Directors of Parent and the Company Board of Directors; or

(b)           by either Parent or the Company:

(i)            if a court of competent jurisdiction or other Governmental Authority will have issued an order, decree or ruling or taken any other action, and such order, decree or ruling or other action will have become final and non-appealable, or there will exist any statute, rule or regulation, in each case, permanently restraining, enjoining or otherwise prohibiting (collectively, “Restraints”) the consummation of the Offer or the Merger; provided, however, that the party seeking to terminate this Agreement in accordance with this Section 8.1(b)(i) will have used reasonable best efforts to prevent the entry of and to remove such Restraints;

(ii)           if the Acceptance Time has not occurred by the date that is six (6) months after the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement in accordance with this Section 8.1(b)(ii) will not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Acceptance Time to occur by such date;

(c)           by Parent if, (i) there has been a breach by the Company of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the events described in clause (3) or clause (4) of Annex II have occurred (and any such breach has not been cured within twenty (20) days following notice by Parent thereof or such breach is not reasonably capable of being cured) and (ii) at such time Parent is not in material breach of this Agreement;

(d)           by the Company if (i) (A) there has been a breach by Parent or Merger Sub of, or any inaccuracy in, any representation or warranty, of Parent or Merger Sub set forth in this Agreement, which breach or inaccuracy is reasonably expected to have a material adverse effect on the ability of Parent or Merger Sub to perform the obligations and covenants required to be performed by Parent or Merger Sub under this Agreement or (B) Parent or Merger Sub has breached or failed to perform or to comply with any agreement, obligation or covenant to be performed or complied with by Parent or Merger Sub in accordance with this Agreement, in each case, in any material respect (and with respect to each of clauses (A) and (B) above, any such breach, inaccuracy or failure has not been cured within twenty (20) days following notice by the

Company thereof or such breach, inaccuracy or failure is not reasonably capable of being cured) and (ii) at such time the Company is not in material breach of this Agreement;

(e)           by Parent, at any time prior to the Acceptance Time, if the Company Board of Directors has effected a Company Adverse Recommendation Change or the Company has materially breached its obligations under Section 5.2; or

(f)            by the Company, at any time prior to the Acceptance Time, if the Company has received a Superior Proposal that did not result from a breach of Section 5.2(a), and that, after giving effect to all of the modifications that may be offered by Parent in accordance with Section 5.2, the Company Board of Directors determines in good faith (after consultation with its financial advisors) continues to constitute a Superior Proposal; provided, however, the Company will have complied in all material respects with its obligations under Section 5.2 with respect to such Superior Proposal and will have paid the Termination Fee, or pays such Termination Fee contemporaneously with such termination.

8.2.         Effect of Termination.

(a)           Any termination of this Agreement in accordance with Section 8.1 will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto and, if then due, payment of the Termination Fee.  If this Agreement is terminated in accordance with Section 8.1, this Agreement will forthwith become null and void and be of no further force or effect and there will be no liability on the part of Parent, Merger Sub or the Company (or any of their respective directors, officers, employees, stockholders, agents or representatives), except as set forth in the last sentence of Section 6.2, Section 8 and Section 9, each of which will remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein will relieve any party from liability for fraud or intentional or willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)           If Parent will have terminated this Agreement in accordance with Section 8.1(e), the Company will promptly pay Parent a termination fee (the “Termination Fee”) of $5,900,000, but in no event later than two (2) business days after the date of receipt of Parent’s termination notice.  If the Company intends to terminate this Agreement in accordance with Section 8.1(f), it will, in connection with and as a condition to such termination, pay Parent the Termination Fee.  If (i) Parent or the Company, when applicable, terminates this Agreement in accordance with (A) Section 8.1(b)(ii) or (B) Section 8.1(c) due to a material breach of a Company covenant; and (ii) prior to such time, an Acquisition Proposal has been publicly disclosed and not publicly withdrawn, then the Company will pay Parent the Termination Fee upon signing a binding, definitive agreement providing for the consummation of an Acquisition Proposal (or, if earlier, the consummation of a transaction contemplated by an Acquisition Proposal); provided, however, that (A) such signing (or, if earlier, such consummation) occurs within twelve (12) months after the Termination Date and (B) for purposes of this Section 8.2(b), the references to “fifteen percent (15%)” in the definition of Acquisition Proposal will be deemed to be references to “fifty percent (50%)”.  All amounts due hereunder will be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company.  If the Company fails to promptly make any payment required in accordance with this Section 8.2(b), the Company will indemnify Parent for its reasonable and documented fees and expenses (including attorney’s fees and expenses) incurred in collecting such payment and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable in accordance with this Section 8.2(b), or such lesser rate as is the maximum permitted by applicable Law.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that in no event will the Company be required to pay the Termination Fee on more than one occasion.  The payment, when due and paid, by the Company to Parent of the Termination Fee pursuant to Section 8.2(b) will, absent intentional or willful breach by the Company of any of its covenants or agreements set forth in Section 5.2 of this Agreement, be the sole and exclusive remedy of Parent and Merger Sub in the event of the termination of this Agreement under the circumstances requiring the payment of the Termination Fee pursuant to Section 8.2(b).  For the avoidance of doubt, in the event Parent actually receives the Termination Fee (and, to the extent applicable, any other amounts payable under Section 8.2(b)), the receipt thereof will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub that Parent or Merger Sub may be otherwise entitled to pursue under this Section 8.2, and in such case neither Parent nor Merger Sub will be entitled to bring or maintain any Proceeding or make any claim against the Company or any of its Representatives arising out of or relating to this Agreement or any of the transactions contemplated hereby, except as set forth in the last sentence of Section 8.2(b).

8.3.         Fees and Expenses.  Except as set forth in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses whether or not the Merger is consummated.

8.4.         Amendment.  Subject to Law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented, by written agreement of the parties hereto.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5.         Waiver.  At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party hereto or any conditions to its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit; provided, however, that any such extension or waiver will be binding upon a party hereto only if such extension or waiver is set forth in a writing executed by such party.

SECTION 9 - MISCELLANEOUS

9.1.         No Survival.  None of the representations and warranties contained herein will survive the Effective Time.

9.2.         Notices.  Any notice or other communication required or permitted hereunder will be in writing and will be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report)

or by electronic mail (with receipt confirmed by telephone or by electronic mail), or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)           if to Parent or Merger Sub or, after the Effective Time, to the Surviving Corporation, to it at:

Stryker Corporation

2825 Airview Boulevard

Kalamazoo, Michigan 49002

Fax: (269) 385-2066

Email: generalcounsel@stryker.com

Attention: General Counsel

with a copy (which does not constitute notice under this Agreement) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attn:                                                                    Michael D.  Beauvais

Email:                                                            michael.beauvais@ropesgray.com

Telephone:                                   (617) 951-7000

Facsimile:                                         (617) 951-7050

(b)           if to the Company, to it at:

Invuity, Inc.

444 De Haro Street

San Francisco, California 94107

Attn:                                                                    Daniel Gorback

Email:                                                            dgorback@invuity.com

Telephone:                                   (415) 655-2100

with a copy (which does not constitute notice under this Agreement) to:

Wilson Sonsini Goodrich & Rosati

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attn:                                                                    Robert T.  Ishii

Allison Spinner

Email:                                                            rishii@wsgr.com

aspinner@wsgr.com

Telephone:            (415) 947-2000

Facsimile:                                         (415) 947-2099

Any party hereto may by notice delivered in accordance with this Section 9.2 to the other parties hereto designate updated information for notices hereunder.

9.3.         Entire Agreement.  This Agreement (including the Schedules, Annexes and Exhibits hereto and the documents and instruments referenced herein) contains the entire agreement among the parties hereto with respect to the Offer, the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties hereto with respect thereto, other than (a) the Confidentiality Agreement, which, other than Section 10 thereof, will survive and remain in full force and effect, but Section 10 thereof will be of no further force or effect and (b) the Tender Agreements with the Principal Stockholders.

9.4.         Governing Law.  This Agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.5.         Binding Effect; No Assignment; No Third-Party Beneficiaries.

(a)           This Agreement will not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that Merger Sub may assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to (i) Parent or (ii) to Parent and one or more direct or indirect wholly owned Subsidiaries of Parent (each, an “Assignee”).  Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Parent and Merger Sub (or the assignor) will remain liable for the performance by Parent and Merger Sub (and such assignor, if applicable) of their obligations hereunder.  Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(b)           Other than Section 6.6, which will confer third-party beneficiary rights to the parties identified therein, nothing in this Agreement, express or implied, will confer upon any Person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.

9.6.         Counterparts and Signature.  This Agreement may be executed in two (2) or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.7.         Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  The parties hereto will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

9.8.         Submission to Jurisdiction; Waiver.  Each of the Company, Parent and Merger Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and each of the Company, Parent and Merger Sub hereby irrevocably submits with respect to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.9.         Rules of Construction.  Except where stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement, (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting, (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, (d) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement, (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) references to a Person are also to its permitted successors and assigns, (g) references to a “Section”, “Exhibit”, “Annex” or “Schedule” refer to a Section of, or an Exhibit, Annex or Schedule to, this Agreement, (h) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States, (i) references to a federal, state, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder and (j) references to any communication by any Governmental Authority includes a communication by the staff of such Governmental Authority in their capacity as such.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.  No summary of this Agreement prepared by any party will affect the meaning or interpretation of this Agreement.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this

Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10.       No Waiver; Remedies Cumulative.  No failure or delay by any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

9.11.       Waiver of Jury Trial.  EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

INVUITY, INC.

By:	/s/ Scott Flora
Name: Scott Flora
Title: Interim President and Chief Executive Officer

STRYKER CORPORATION

By:	/s/ Dylan B. Crotty
Name: Dylan B. Crotty
Title: President, Global Instruments

[Signature Page to Agreement and Plan of Merger]

ACCIPITER CORP.

By:	/s/ Dylan B. Crotty
Name: Dylan B. Crotty
Title: President

[Signature Page to Agreement and Plan of Merger]

Annex I

DEFINITIONS

“Affiliate” means, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified.

“business day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in New York, New York are permitted or required by Law to remain closed.

“Company Adverse Recommendation Change” means, with respect to any action by the Company Board of Directors, (a) withdrawing, amending, changing, modifying for qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (b) failing to make the Company Recommendation in the initial Schedule 14D-9, subject to the terms and conditions of this Agreement, (c) approving or recommending or declaring advisable, or otherwise proposing publicly to approve or recommend or declare advisable, any Acquisition Proposal, (d) failing to reaffirm the Company Recommendation at the request of Parent (which request may only be made in the event an Acquisition Proposal has been publicly disclosed, and only once with respect to any such Acquisition Proposal), within ten (10) business days of such request or (e) following the tenth (10th) business day after the commencement of a tender or exchange offer related to an Acquisition Proposal, taking a neutral position with respect to such tender or exchange offer in any position taken in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Intellectual Property” means (a) all Intellectual Property owned by, or purported to be owned by, the Company or any Company Subsidiary and (b) all Intellectual Property licensed to, or otherwise used by (with a valid right to use), the Company or any Company Subsidiary, in the case of each of clauses (a) and (b) above, whether registered or unregistered.

“Company Licensed IP” means all Company Intellectual Property that is licensed to, or otherwise used by (with a valid right to use), the Company or any Company Subsidiary, whether registered or unregistered.

“Company Material Adverse Effect” means any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that has had, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, (a) on the business, financial condition, assets, liabilities or results of operations of the Company and each Company Subsidiary, taken as a whole; provided, however, that any effect, change, development, event, occurrence, condition or state of facts directly resulting from or arising out of the following will not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in general United States or global economic, regulatory or financial market conditions, (ii) changes in the economic, business and financial environment generally affecting the medical device industry, (iii) in and of itself, any change in the Company’s stock price or any failure by the Company to meet any revenue, earnings or other similar projections (it being understood that any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts giving rise to or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect), (iv) an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters or other similar force majeure events, including any worsening of such conditions threatened or existing as of the date of this Agreement, (v) any adoption, implementation, promulgation, repeal, modification, amendment or other changes in laws or GAAP or (vi) the public announcement or pendency of the Merger or the other transactions contemplated hereby; provided, further, that if the effects, changes, developments, events, circumstances, occurrences, conditions, facts or states of facts set forth in clauses (i), (ii), (iv) and (v) above, have a disproportionate impact on the Company and each Company Subsidiary, taken as a whole, relative to the other participants in the medical device industry, such effects, changes, developments, events, circumstances, occurrences, conditions, facts or states of facts may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent of such disproportionate impact or (b) on the ability of the Company to perform its obligations in accordance with this Agreement or to consummate the Merger, or on the consummation of, whether by prevention or material delay, the Merger.

“Company Owned IP” means all Company Intellectual Property that is owned or purported to be owned by the Company or any Company Subsidiary, whether registered or unregistered.

“Company Recommendation” means the recommendation of the Company Board of Directors that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub in accordance with the Offer.

“Company Registered IP” means all Company Owned IP that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or quasi-public legal authority, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, any Internet domain name registrar or in any like foreign or international office or agency, or any applications for any of the foregoing.

“Company Subsidiary” means any Subsidiary of the Company.

“Contract” means any binding contract, agreement, subcontract, arrangement, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, understanding, undertaking, permit, concession, franchise, commitment, partnership, limited liability company or other agreement or other instrument, in each case, whether written or oral.

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting Securities or partnership or other interests, by Contract or otherwise.  A general partner or

Annex I-2

managing member of a Person will always be considered to Control such Person.  The terms “Controlling” and “Controlled” and similar words have correlative meanings.

“Copyrights” means all rights in copyrightable works, mask works, works of authorship and moral rights, including copyrights in computer programs, software (whether in object code or source code), databases, data collections, data compilations and related documents, and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to use, reproduce, display, perform, modify, enhance, distribute and prepare derivative works thereof, and any registrations or applications for any of the foregoing, including renewals and extensions.

“Customs & International Trade Authorizations” means all licenses, registrations, and approvals required in accordance with the Customs & International Trade Laws for the lawful export, reexport, transfer or import of goods, software, technology, technical data, and services and international financial transactions.

“Customs & International Trade Laws” means the applicable export control, sanctions, import, customs and trade, anti-bribery, and anti-boycott Laws of any jurisdiction in which the Company or any Company Subsidiary is incorporated or does business, including the UK Bribery Act 2010, the Tariff Act of 1930, as amended, and other Laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with respect to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with respect to transactions involving Persons on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Iran Sanctions Act, as amended, the National Defense Authorization Act for Fiscal Year 2012, the National Defense Authorization Act for Fiscal Year 2013, and the embargoes and restrictions administered by the Office of Foreign Asset Control of the U.S. Department of the Treasury (“OFAC”); Executive Orders with respect to embargoes and restrictions on transactions with designated countries and entities, including Persons designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, and Persons designated on the U.S. Department of State sanctions lists; the anti-boycott Laws and regulations administered by the U.S. Department of Commerce; and the anti-boycott Laws and regulations administered by the U.S. Department of the Treasury.

“Environmental Laws” means all applicable Laws relating to pollution or the protection or preservation of human health or safety or the environment, including Laws relating to emissions, discharges, releases or threatened releases Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal or other management of Hazardous Materials or to the stewardship of products containing Hazardous Materials.

“Excluded Contracts” means any Contract (a) concerning non-customized software subject to customary “shrink-wrap”- or “click-through”-type agreements, (b) that is a standard

Annex I-3

non-disclosure, confidentiality or material transfer Contract, (c) that has expired on its terms or been terminated, and with respect to which only customary confidentiality, indemnification and like obligations survive, provided there is no existing dispute or reasonable basis for a dispute under such terminated contract, (d) concerning a non-exclusive license to service providers entered into in the ordinary course of business or (e) comprising a purchase order or associated terms and conditions for which the underlying goods or services have been delivered or received.

“Existing Credit Agreements” means (a) the Credit and Security Agreement (Term Loan), dated as of March 10, 2017, by and among the Company, MidCap Financial Trust, as Agent, and the lenders party thereto, as amended and (b) the Credit and Security Agreement (Revolving Loan), dated as of March 10, 2017, by and among the Company, MidCap Financial Trust, as Agent, and the lenders party thereto, as amended.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“FDA Laws” means all Laws applicable to the operation of the Company’s and each Company Subsidiary’s business related to the research, investigation, development, production, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use handling and control, safety, efficacy, reliability or manufacturing of medical devices, including (a) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. Section 321 et seq.), (b) the Public Health Service Act of 1944, (c) the rules and regulations promulgated and enforced by the FDA thereunder, including, as applicable, those requirements relating to the FDA’s Quality System Regulation at 21 C.F.R. Part 820, Good Laboratory Practices, Good Clinical Practices, investigational use, premarket notification and premarket approval and applications to market new medical devices, (d) Laws governing the development, conduct, monitoring, subject informed consent, auditing, analysis and reporting of clinical trials (including the Good Clinical Practice regulations), (e) Laws governing data-gathering activities relating to the detection, assessment, and understanding of adverse events (including adverse event and malfunction reporting regulations of FDA and ICH) and (f) all comparable state, federal or foreign Laws relating to any of the foregoing.

“FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. Section 321 et seq.).

“Fundamental Representations” means those representations and warranties set forth in (a) Section 3.2(a), (b) Section 3.3, (c) Section 3.4(a)(i), (d) Section 3.6(b), (e) Section 3.24 and (f) Section 3.25.

“Good Clinical Practices” means FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in 21 C.F.R. Parts 11, 50, 54, 56 and 812.

“Good Laboratory Practices” means FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.

“Governmental Authority” means any U.S. (federal, state or local) or foreign government, or any governmental, regulatory, legislative, judicial, arbitral, mediatory or administrative authority, agency or commission.

Annex I-4

“Hazardous Materials” means any material, substance, chemical or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Environmental Law or (b) can form the basis of any liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means without duplication and including all prepayment penalties, breakage costs and all other related, similar fees, (a) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (b) any indebtedness evidenced by a note, bond, debenture or other Security or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (iv) any capitalized lease obligations, (d) any outstanding obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon, (e) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (f) guarantees with respect to clauses (a) through (e) above, including guarantees of another Person’s Indebtedness or any obligation of another Person which is secured by assets of the Company or any Company Subsidiary.

“Intellectual Property” means all intellectual property rights and intangible industrial property rights, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including (a) all Patents, Trademarks, Copyrights, Trade Secrets, and Software, (b) all copies of tangible embodiments of the foregoing (in whatever form or medium) and any rights equivalent to any of the foregoing anywhere in the world, (c) all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any of the foregoing and (d) all claims and causes of action, with respect to any of the foregoing, whether accruing before, on or after the date of this Agreement, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but not the obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages, including costs and attorney’s fees.

“Intellectual Property Agreement” means any research and development agreement, license-in, license-out, consent to use, covenant not to sue, non-assertion, coexistence, settlement, the right of first refusal (or right of first offer or comparable right) or any similar Contract, in each case, that concerns Intellectual Property that is material to the Company or any Company Subsidiary or concerning material Software used by the Company or any Company Subsidiary.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry, as of the date of this Agreement, of Scott Flora, James Mackaness and Daniel Gorback.

“Law” means any applicable domestic, federal, state, municipal, local, national, supranational, foreign or other statute, law (whether statutory or common law), constitution,

Annex I-5

code, ordinance, rule, administrative interpretation, regulation, Order, writ, judgment, decree, directive, arbitration award, license, permit or any other enforceable requirement of any Governmental Authority.

“Lien” means any liens, licenses, covenants, charges, security interests, options, claims, mortgages, pledges, encumbrances or other restrictions of any nature whatsoever.

“on a fully diluted basis” means the number of Shares then outstanding, together with the Shares pursuant Shares that the Company may be required to issue in accordance with then-outstanding Warrants and Company Options, whether or not vested or then outstanding

“Order” means any decree, order, settlement, consent, stipulation, judgment, injunction, writ, award, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.

“Parent Organizational Documents” means the certificate of incorporation and bylaws, each as amended as of the date of this Agreement, of each of Parent and Merger Sub.

“Patents” means all issued letters or design patents, reissued or reexamined patents, patents surviving inter partes review, revival of patents, utility models, registered community designs, registered industrial designs, certificates of invention, registrations of patents and extensions thereof, supplemental protection certificates regardless of country issued or formal name and all published or unpublished non-provisional and provisional patent applications, reissue applications, reexamination proceedings, invention disclosures and records of invention, continuation applications, continuation-in-part applications, requests for continued examination and divisions, divisional applications, patent term extension applications, applications for supplemental protection certificates, all rights with respect to utility models and certificates of invention, and all rights and priorities and all extensions and renewals thereof, regardless of the country filed or formal name.

“Permitted Lien” means (a) Liens for Taxes or governmental assessments, charges or claims of payment (i) not yet due and payable or (ii) that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (b) mechanics’, materialmen’s or other similar liens arising by operation of Law with respect to obligations incurred in the ordinary course of business consistent with past practice if the underlying obligations (1) are not yet due and payable or (2) are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (c) Liens arising under equipment leases with third Persons entered into in the ordinary course of business consistent with past practice, (d) any other Liens if the underlying obligations are non-monetary, incurred in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially impair the continued use and operation of the assets of the Company or any Company Subsidiary to which they relate in the conduct of the business of the Company and each Company Subsidiary, taken as a whole, as currently conducted (or in the case of Liens with respect to Parent and its Subsidiaries, do not, individually or in the aggregate, materially impair the continued use and operation of the assets of Parent and its Subsidiaries to which they relate in the conduct of the business of Parent and its Subsidiaries, taken as a whole, as currently conducted) and (e) with respect to real property,

Annex I-6

zoning regulations, building codes and other land use regulations or similar laws imposed by any Governmental Authority (excluding liens imposed by Environmental Laws related to the investigation or remediation of contaminated real property), to the extent not violated by the Company’s or any Company Subsidiary’s current use of such real property (or in the case of Liens with respect to Parent or any of its Subsidiaries, to the extent not violated by Parent’s or any of its Subsidiaries’ current use of such real property).

“Person” means any individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Proceedings” means legal, civil, criminal, administrative, regulatory, arbitral, mediatory, enforcement, civil penalty, alternative dispute resolution, debarment, seizure or other proceedings, litigation, suits, actions, charges, complaints, subpoenas, prosecutions, claims, audits, assessments, inquiries or investigations.

“Registrations” means authorizations, approvals, clearances, consents, licenses, permits, certificates, exemptions, listings or registrations issued or otherwise made available or required by any Regulatory Authority or Governmental Authority (including 510(k) or pre-market notification clearances, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, investigation, development, production, manufacture, labeling, distribution, marketing, storage, shipping, transportation, export, import, use or sale of the products of the Company or any Company Subsidiary.

“Regulatory Authority” means the FDA and any other Governmental Authority that regulates the research, investigation, development, production, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use handling and control, safety, efficacy, reliability or manufacturing of medical devices.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors, agents or representatives.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the UN Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, the Federal Department of Finance of Switzerland or such similar Governmental Authority of any European Union Member State, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person fifty percent (50%) or more owned or otherwise controlled by any such Person or Persons described in clauses (a) and (b) above.

Annex I-7

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.

“Software” means any (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise, including program files, data files, computer-related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation related to any of the foregoing, and any improvements, updates, upgrades or derivative works of any of the foregoing.

“Subsidiary” of a Person means any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Tax” or “Taxes” means all taxes, fees, levies, duties, tariffs, imposts, and other similar charges and assessments, including any income, alternative or add-on minimum, gross income, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), medical device excise, hospital, health, insurance, escheat, abandoned or unclaimed property, environmental (including taxes under Section 59A of the Code), windfall profit tax, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto and, in each case, whether or not disputed.

“Tax Returns” means any return, report, information statement, declaration, claim for refund, form or other document, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with respect to Taxes.

“Trade Secrets” means all trade secrets (protectable as such in any applicable jurisdiction), know-how and confidential or other proprietary information relating to technical, engineering, manufacturing, processing, marketing, financial, or business matters, including new developments, ideas, inventions and discoveries (whether patentable or not and whether or not reduced to practice and all improvements thereto), invention disclosures, processes, blueprints, manufacturing, engineering and other drawings and manuals, recipes, research data and results, computer programs, software (whether in object code or source code), databases, data collections, data compilations, algorithms, flowcharts, diagrams, schematics, chemical

Annex I-8

compositions, formulae, diaries, notebooks, lab journals, design and engineering specifications and similar materials recording or evidencing expertise or information, designs, methods of manufacture, processing techniques, data processing techniques, compilation of information, customer, vendor and supplier lists, pricing and cost information, and business and marketing plans and proposals, all related documents thereof, and all claims and rights related thereto.

“Trademarks” means all registered or unregistered trademarks, service marks, trade dress, trade names, corporate names, assumed financial business names, logos, slogans, Internet domain names, and any other source or business identifiers, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations and renewals in connection therewith throughout the world, and all goodwill associated with any of the foregoing.

Annex I-9

Annex II

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Merger Sub’s rights to extend and amend the Offer at any time in its sole discretion (subject to the Merger Agreement), Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referenced above, the payment for, any validly tendered Shares if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement) the number of Shares validly tendered, and not validly withdrawn, does not equal at least the number of Shares sufficient for the Merger to be effected in accordance with Section 251(h) of the DGCL (the “Minimum Condition”), (ii) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement) any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger in accordance with the HSR Act will not have expired, or been terminated or obtained, as applicable or (iii) any of the following events will occur and be continuing:

1.                                      there will be pending any suit, action or proceeding by a Governmental Authority (i) seeking to prohibit or impose any material limitations (taking into account the terms of the last sentence of Section 6.4(d)) on Parent’s or Merger Sub’s ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or any material portion of their or the Company’s or any Company Subsidiary’s businesses or assets, taken as a whole, or to compel Parent or Merger Sub or their respective Subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent or their respective Subsidiaries (taking into account the terms of the last sentence of Section 6.4(d)), (ii) seeking to prohibit or make illegal the making or consummation of the Offer or the Merger, (iii) seeking to impose material limitations on the ability of Merger Sub, or render Merger Sub unable, to accept for payment, pay for or purchase Shares in accordance with the Offer or the Merger such that the Minimum Condition would fail to be satisfied, or (iv) seeking to impose material limitations on the ability of Merger Sub or Parent effectively to exercise full rights of ownership of the Shares including the right to vote the Shares purchased by it on all matters properly presented to the holders of the Shares (taking into account the terms of the last sentence of Section 6.4(d));

2.                                      there will be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, by or on behalf of a Governmental Authority, to the Offer, the Merger or any other transaction contemplated hereby, or any other action will be taken by any Governmental Authority, that would result in any of the consequences referenced in clauses (i) through (iii) of paragraph (1) above;

3.                                      (1) the representations and warranties of the Company contained in the Merger Agreement, other than the Fundamental Representations, will not be correct and complete, without (other than with respect to the defined term Company Material Contract)

giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect”, except where the failure to be so correct and complete does not have or would not constitute a Company Material Adverse Effect or (2) the Fundamental Representations will not be correct and complete (other than, with respect to the Fundamental Representations set forth in Section 3.2(a), for any de minimis failure to be correct and complete);

4.                                      the Company will have breached or failed to perform or to comply with any agreement, obligation or covenant to be performed or complied with by it in accordance with the Merger Agreement, in each case, in any material respect, and such failure to so perform or to comply will not have been cured;

5.                                      since the date of this Agreement, there has been a Company Material Adverse Effect that is continuing;

6.                                      Parent and Merger Sub will have failed to receive a certificate executed by the Company’s Chief Executive Officer or President on behalf of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs 3, 4, and 5 above have not occurred; or

7.                                      the Merger Agreement will have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to such condition (other than as a result of any action or inaction of Parent or Merger Sub), and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time, at or prior to the expiration of the Offer, and in the sole discretion of Parent or Merger Sub (except the Minimum Condition may not be waived), subject, in each case, to the Merger Agreement and applicable Laws.  The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and, each such right will be deemed an ongoing right which may be asserted at any time and from time to time, at or prior to the expiration of the Offer.

“Merger Agreement” refers to the Agreement to which this Annex II is annexed.  Each other capitalized term used in this Annex II has the meaning set forth in the Merger Agreement.

Annex II-2

Annex III

[FORM OF] TENDER AGREEMENT

PREAMBLE

THIS Tender Agreement (this “Agreement”), dated September 10, 2018, is by and between Stryker Corporation, a Delaware corporation (“Parent”), Accipiter Corp., a Delaware corporation and direct or indirect wholly owned Subsidiary of Parent (“Sub”), and               (“Stockholder”), with respect to (a) the shares of common stock, par value $0.001 per share (the “Shares”), of Invuity, Inc., a Delaware corporation (the “Company”), (b) all securities exchangeable, exercisable or convertible into Shares and (c) any securities issued or exchanged with respect to such Shares, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case, whether now owned or hereafter acquired by the Stockholder (the “Securities”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger dated as of the date of this Agreement (as the same may be amended or supplemented, other than to lower the price to be paid in the Offer or Merger, the “Merger Agreement”), in accordance with which Merger Sub has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the “Merger”) with the result that the Company becomes a wholly owned Subsidiary of Parent;

WHEREAS, as of the date of this Agreement, Stockholder beneficially owns and has the power to dispose of the Securities set forth in Schedule I and has the power to vote the Shares set forth thereon;

WHEREAS, Parent and Merger Sub desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company; and

WHEREAS, each defined term in this Agreement and not otherwise defined herein has the meaning given to such term in the Merger Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.                                      Certain Covenants.

1.1                               Lock-Up.  Subject to Section 1.5, except as contemplated by the Merger Agreement, Stockholder hereby covenants and agrees that between the date of this Agreement and the Termination Date, Stockholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing or (b) take any action which would have the effect of preventing or disabling Stockholder from performing its obligations in accordance with this Agreement.  Nonetheless, in connection with any transfer not involving or relating to any Acquisition Proposal (as defined in the Merger Agreement), Stockholder may transfer any or all of the Securities as follows (i) in the case of a Stockholder that is an entity, to any Subsidiary, partner or member of Stockholder and (ii) in the case of a Stockholder is an individual, either (x) to Stockholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust and (y) to any person or entity if and to the extent required by any non-consensual legal order, by divorce decree or by will, intestacy or other similar Law; provided, however, that in any such case as described in clauses (i) and (ii)(x) above, prior to and as a condition to the effectiveness of such transfer, (A) each Person to which any of such Securities or any interest in any of such Securities is or may be transferred (1) will have executed and delivered to Parent and Merger Sub a counterpart to this Agreement, in accordance with which such Person will be bound by this Agreement and (2) will have agreed in writing with Parent and Merger Sub to hold such Securities or interest in such Securities subject to this Agreement and (B) this Agreement will be the legal, valid and binding agreement of such Person, enforceable against such Person in accordance with its terms.

1.2                               Certain Events.  This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any Person to which legal or beneficial ownership of any or all of the Securities passes, whether by operation of Law or otherwise, including Stockholder’s successors or assigns.  This Agreement and the obligations hereunder will also attach to any additional Shares or other Securities of the Company issued to or acquired by Stockholder.

1.3                               Tender of Securities.  Stockholder agrees, in exchange for the consideration described in the Merger Agreement, to tender the Shares beneficially owned as of the date of this Agreement and set forth in Schedule I to Merger Sub in the Offer as soon as practicable following the commencement of the Offer, and in any event not later than five (5) business days following the commencement of the Offer, and Stockholder will not withdraw any such Shares so tendered unless the Offer is terminated.

1.4                               Public Announcement.  Stockholder will consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and will not issue any such press release or make any such public statement without the approval of Parent, except as may be required by Law, including any filings with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This Section 1.4 will terminate and be null and void upon the earlier of the (a) Termination Date and (b) consummation of the Merger.

1.5                               Disclosure.  Stockholder hereby authorizes Parent and Merger Sub to publish and disclose in any announcement or disclosure required by the SEC, the NYSE, the Nasdaq Stock Market or any other national securities exchange and in the Offer Documents (as defined in the Merger Agreement), including all documents and schedules filed with the SEC in connection with either of the foregoing, its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement.  Parent and Merger Sub hereby authorize Stockholder to make such disclosure or filings, in each case, in a form and substance reasonably acceptable, subject to Law, to Parent and Merger Sub, as may be required by the SEC or The Nasdaq Stock Market or any other national securities exchange.

Annex III-2

2.                                      Representations and Warranties of Stockholder.  Stockholder hereby represents and warrants to Parent and Merger Sub, as of the date of this Agreement and as of the date Merger Sub purchases Shares in accordance with the Offer, that:

2.1                               Ownership.  Stockholder has good and marketable title to, and is the sole legal and beneficial owner of the Securities set forth in Schedule I, in each case, free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, other than those arising under the securities Laws or under the Company’s governance documents or under any registration rights agreement between the Company and Stockholder (collectively, “Liens”).  At the time Merger Sub purchases the Shares in accordance with the Offer, Stockholder will transfer and convey to Parent or its designee good and marketable title to the Shares included in the Securities, free and clear of all Liens created by or arising through Stockholder.

2.2                               Authorization.  Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto.  Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.  If Stockholder is married and the Securities constitute community property, this Agreement has been duly authorized, executed and delivered by Stockholder’s spouse, and this Agreement is a legal, valid and binding agreement of Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms.

2.3                               No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity other than filings with the SEC in accordance with the Exchange Act or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding, any Law binding upon Stockholder, other than such violations, breaches, defaults or conflicts which are not, reasonably likely to have a material adverse effect on Stockholder’s ability to satisfy its obligations under this Agreement.  No proceedings are pending which, if adversely determined, will have an adverse effect on any ability to vote or dispose of any of the Securities.  The Stockholder has not previously assigned or sold any of the Securities to any third Person.

2.4                               Stockholder Has Adequate Information.  Stockholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision with respect to the sale of the Securities and has independently and without reliance upon either Merger Sub or Parent and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.  Stockholder acknowledges that neither Merger Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.  Stockholder acknowledges that the agreements contained herein with respect to the Securities by Stockholder

Annex III-3

are irrevocable (prior to the Termination Date), and that Stockholder will have no recourse to the Securities, Parent or Merger Sub, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

2.5                               No Setoff.  The Stockholder has no liability or obligation related to or in connection with the Securities other than the obligations to Parent and Merger Sub as set forth in this Agreement.  There are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company or Stockholder to reduce the amount of the Securities or affect the validity or enforceability of the Securities.

2.6                               No Amounts Payable to Stockholder.  Except as disclosed in the Merger Agreement, there are no amounts due or payable by the Company or any Company Subsidiary to Stockholder or any of its affiliates or associates in connection with the transactions contemplated by the Merger Agreement or this Agreement or otherwise (other than any payments required in accordance with the Merger Agreement solely in exchange for equity securities of the Company).

3.                                      Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub hereby represent and warrant to Stockholder, as of the date of this Agreement and as of the date Merger Sub purchases Shares in accordance with the Offer, that:

3.1                               Authorization.  Parent and Merger Sub have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Parent and Merger Sub have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

3.2                               No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent or Merger Sub, other than such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on either Parent’s or Merger Sub’s ability to satisfy its obligations under this Agreement.

4.                                      Survival of Representations and Warranties.  The respective representations and warranties of Stockholder, Parent and Merger Sub contained herein will not be deemed waived or otherwise affected by any investigation made by the other party hereto.  The representations and warranties contained herein will terminate at the closing of the transactions contemplated hereby.

5.                                      Specific Performance.  Stockholder acknowledges that Merger Sub and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement.  It is accordingly agreed that, in addition to any other remedies which may be available to Merger Sub and Parent upon the breach by Stockholder of such covenants and agreements, Merger Sub and

Annex III-4

Parent will have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

6.                                      Miscellaneous.

6.1                               Term.  This Agreement and all obligations hereunder will terminate upon the earlier of (a) the day after the Merger is consummated, (b) the Outside Date (as defined in the Merger Agreement), (c) the date of any modification, waiver or amendment to the Merger Agreement or the Offer in a manner that (i) reduces the amount or changes the form of consideration payable thereunder to Stockholder, (ii) imposes any additional material restrictions on or additional conditions on the payment of any such consideration to stockholders of the Company, (iii) imposes any additional material restrictions or obligations on the Stockholder  or (iv) otherwise amends the Merger Agreement in a manner materially adverse to the Stockholder relative to the other stockholders of the Company (excluding, in all cases, any amendments affecting directors, officers or employees of the Company or any Subsidiary of the Company in their capacities as such who are stockholders of the Company) and (d) the termination of the Merger Agreement in accordance with Section 8 thereof and, if due in connection therewith, the payment in full of the Termination Fee (the earliest of the date specified in any of clauses (a), (b), (c) and (d) above, the “Termination Date”).

6.2                               Fiduciary Duties.  Notwithstanding anything in this Agreement to the contrary, (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of Securities and (b) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any Representative of Stockholder, as applicable, serving on the Company Board of Directors or on the board of directors of any Company Subsidiary or as an officer or fiduciary of the Company or any of Company Subsidiary, acting in such Person’s capacity as a director, officer or fiduciary of the Company or any Company Subsidiary.

6.3                               Expenses.  Each of the parties hereto will pay its own expenses incurred in connection with this Agreement.  Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

6.4                               Binding Effect.  This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.5                               Entire Agreement.  This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties hereto.

6.6                               Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

6.7                               Assignment.  Notwithstanding Section 1.1, this Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and

Annex III-5

permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Merger Sub may freely assign its rights to another direct or indirect wholly owned Subsidiary of Parent or Merger Sub without such prior written approval but no such assignment will relieve Parent or Merger Sub of any of its obligations hereunder.  Any purported assignment requiring consent without such consent will be void.

6.8                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be an original, but each of which together will constitute one and the same Agreement.

6.9                               Notices.  Any notice or other communication required or permitted hereunder will be in writing and will be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail (with receipt confirmed by telephone), or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)                                 if to Parent or Merger Sub, to it at:

Stryker Corporation

2825 Airview Boulevard

Kalamazoo, Michigan 49002

Fax: (269) 385-2066

Email: Michael.Hutchinson@stryker.com

Attention: General Counsel

with a copy (which does not constitute notice under this Agreement) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts  02199

Attn:                                                                    Michael D.  Beauvais

Email:            michael.beauvais@ropesgray.com

Telephone:                                   (617) 951-7000

Facsimile:                                         (617) 951-7050

(b)                                 If to Stockholder, then to the address set forth in Schedule I.

Any party hereto may, by notice given in accordance with this Section 6.9 to the other parties hereto, designate updated information for notices under this Agreement.

6.10                        Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws.

Annex III-6

6.11                        Enforceability.  The invalidity or unenforceability of any provision this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

6.12                        Further Assurances.  From time to time, at Parent’s request and without further consideration, Stockholder will execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Parent good, valid and marketable title to the Securities, including using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Securities.

6.13                        Remedies Not Exclusive.  All rights, powers and remedies provided in accordance with this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.14                        Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

* * *

Annex III-7

IN WITNESS WHEREOF, the parties hereto have executed this Tender Agreement as of the date first written above.

STRYKER CORPORATION

By:
Name:
Title:

[Signature Page to Tender Agreement]

ACCIPITER CORP.

By:
Name:
Title:

[Signature Page to Tender Agreement]

STOCKHOLDER:

By:
Name:

[Signature Page to Tender Agreement]

SCHEDULE I TO
THE TENDER AGREEMENT

1.                                      Securities held by Stockholder:

Stockholder	Shares	RSUs	Options

2.                                      Address to which notices or other communications are to be sent in accordance with Section 6.9 of the Merger Agreement and in accordance with this Agreement:

Stockholder:

Facsimile:
Email:

with a copy to:

Facsimile:
Email:

and with a copy to:

Annex IV

[FORM OF] AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INVUITY, INC.

1.                                      The name of the corporation is: Invuity, Inc.

2.                                      The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.                                      The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized in accordance with the General Corporation Law of the State of Delaware.

4.                                      The total number of shares of stock which this corporation will have authority to issue is One Thousand (1,000) shares of Common Stock, $0.001 par value per share, amounting in the aggregate to One Dollar ($1.00).  Each share of Common Stock will be entitled to one vote.

5.                                      Elections of directors need not be by written ballot unless the bylaws of this corporation will provide.

6.                                      Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.  The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

7.                                      This corporation will, to the maximum extent permitted from time to time in accordance with the law of the State of Delaware, indemnify and upon request advance expenses to any Person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing will not require this corporation to indemnify or advance expenses to any Person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Person unless such action, suit, proceeding, claim or counterclaim was authorized in the specific case by the board of directors of the corporation.

Such indemnification will not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and will inure to the benefit of the heirs and legal representatives of such Person.  Any Person seeking indemnification in accordance with this paragraph 7 will be deemed to have met the standard of conduct required for such indemnification unless the contrary will be established.  Any repeal of, or modification to, this paragraph 7 will not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

8.                                      A director of this corporation will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted in accordance with the General Corporation Law of the State of Delaware as in effect at the time such liability is determined.  No amendment or repeal of this paragraph 8 will apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

9.                                      The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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